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                            ASSET PURCHASE AGREEMENT


                                  by and among


                              ELAN CORPORATION, PLC
                           ELAN PHARMACEUTICALS, INC.
                              ELAN OPERATIONS, INC.
                                ELAN CANADA, INC.

                                       and

                                   ENZON, INC.

                           dated as of October 1, 2002


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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   DEFINITIONS

Section 1.01.   Defined Terms..................................................1
Section 1.02.   Construction of Certain Terms and Phrases.....................17

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

Section 2.01.   Purchase and Sale of Assets at the Closing....................17
Section 2.02.   Assignability and Consents....................................20

                                   ARTICLE III

                            ASSUMPTION OF LIABILITIES

Section 3.01.   Assumption of Liabilities.....................................21

                                   ARTICLE IV

                           PURCHASE PRICE AND PAYMENT

Section 4.01.   Purchase Price................................................24
Section 4.02.   Allocation of Purchase Price..................................24
Section 4.03.   Payment of Sales, Use and Other Taxes.........................24
Section 4.04.   Closing Date Inventory Value Adjustments......................25

                                    ARTICLE V

                                     CLOSING

Section 5.01.   Time and Place................................................26
Section 5.02.   Deliveries at Closing.........................................26
Section 5.03.   Deliveries Relating to the Plant..............................27

                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF THE ELAN COMPANIES

Section 6.01.   Organization, Etc.............................................28
Section 6.02.   Authority of the Elan Companies...............................29

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Section 6.03.   Consents and Approvals........................................29
Section 6.04.   Non-Contravention.............................................29
Section 6.05.   Contracts.....................................................30
Section 6.06.   Intellectual Property Rights..................................30
Section 6.07.   Employee Matters..............................................32
Section 6.08.   Litigation....................................................33
Section 6.09.   Environmental Matters.........................................33
Section 6.10.   Compliance with Law...........................................34
Section 6.11.   Inventory.....................................................36
Section 6.12.   Brokers.......................................................36
Section 6.13.   Title to and Sufficiency of Transferred Assets................36
Section 6.14.   Financial Information.........................................36
Section 6.15.   Certain Personal Property.....................................36
Section 6.16.   Non-Real Estate Leases........................................37
Section 6.17.   Insurance.....................................................37
Section 6.18.   Customers and Suppliers.......................................37
Section 6.19.   Operation of the Business; Description of the Business........37
Section 6.20.   Plant Matters.................................................38
Section 6.21.   No Other Warranties...........................................39

                                   ARTICLE VII

       REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

Section 7.01.   Corporate Organization........................................40
Section 7.02.   Authority of the Acquiror.....................................40
Section 7.03.   Consents and Approvals........................................40
Section 7.04.   Non-Contravention.............................................40
Section 7.05.   Litigation....................................................41
Section 7.06.   Brokers.......................................................41
Section 7.07.   Financial Capability..........................................41
Section 7.08.   No Other Warranties...........................................41

                                  ARTICLE VIII

                            COVENANTS OF THE PARTIES

Section 8.01.   Preservation of Purchased Assets; Limitations on
                  Distribution................................................41
Section 8.02.   Commercially Reasonable Efforts...............................42
Section 8.03.   Cooperation...................................................42
Section 8.04.   Risk of Loss..................................................44
Section 8.05.   Access........................................................44
Section 8.06.   Public Announcements; Confidentiality.........................46
Section 8.07.   Corporate Names...............................................47
Section 8.08.   Product Trademarks............................................48

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Section 8.09.   Regulatory Matters............................................49
Section 8.10.   Employee Matters..............................................49
Section 8.11.   Bulk Transfer Laws............................................52
Section 8.12.   Covenant Not to Compete.......................................52
Section 8.13.   Oversight Committee...........................................53
Section 8.14.   Medical Inquiries and Complaints..............................54
Section 8.15.   Insurance.....................................................55
Section 8.16.   Further Assurances............................................55
Section 8.17.   No Solicitation...............................................55
Section 8.18.   Incentive Compensation........................................55
Section 8.19.   Expenses......................................................56
Section 8.20.   HSR Act Filing................................................56
Section 8.21.   Indiana Disclosure Document...................................57
Section 8.22.   Rights In Japan...............................................57
Section 8.23.   Construction of Certain Provisions............................58

                                   ARTICLE IX

  CONDITIONS TO THE OBLIGATIONS OF THE ELAN COMPANIES FOR
                                   THE CLOSING

Section 9.01.   Representations, Warranties and Covenants.....................58
Section 9.02.   No Actions or Proceedings.....................................58
Section 9.03.   Consents......................................................58
Section 9.04.   Elan Shareholder Approval.....................................58

                                    ARTICLE X

   CONDITIONS TO THE OBLIGATIONS OF THE ACQUIROR FOR THE
                                     CLOSING

Section 10.01.  Representations, Warranties and Covenants.....................59
Section 10.02.  No Actions or Proceedings.....................................59
Section 10.03.  Consents......................................................59
Section 10.04.  No Adverse Effect.............................................59
Section 10.05.  Audited Financial Statements..................................59
Section 10.06.  Elan Shareholders Meeting.....................................59

                               ARTICLE XI

                             INDEMNIFICATION

Section 11.01.  Survival of Representations, Warranties, Covenants, Etc.......60
Section 11.02.  Indemnification...............................................60
Section 11.03.  Limitations...................................................63

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                               ARTICLE XII

                       TERMINATION AND ABANDONMENT

Section 12.01.  Methods of Termination........................................64
Section 12.02.  Procedure upon Termination....................................65
Section 12.03.  Specific Performance..........................................65
Section 12.04.  Other Remedies................................................65
Section 12.05.  Effect of Certain Terminations................................66

                              ARTICLE XIII

                              MISCELLANEOUS

Section 13.01.  Notices.......................................................66
Section 13.02.  Entire Agreement..............................................67
Section 13.03.  Waiver........................................................67
Section 13.04.  Amendment.....................................................67
Section 13.05.  Third Party Beneficiaries.....................................67
Section 13.06.  Assignment; Binding Effect....................................68
Section 13.07.  Headings......................................................68
Section 13.08.  Severability..................................................68
Section 13.09.  Governing Law.................................................68
Section 13.10.  Expenses......................................................68
Section 13.11.  Counterparts..................................................68
Section 13.12.  Schedules, Exhibits and Other Agreements......................68

Exhibit A    -    Form of License Agreement
Exhibit B    -    Form of Product Supply Agreement
Exhibit C    -    Form of Myocet Supply Agreement
Exhibit D    -    Form of Interim Services Agreement
Exhibit E    -    Form of Trademark Assignment Agreement
Exhibit F    -    Form of Canadian Trademark Agreement
Exhibit G    -    Form of Patent Assignment Agreement
Exhibit H    -    Form of Bill of Sale


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                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement") is made and entered into as of October 1, 2002, by and among Enzon, Inc., a Delaware corporation (the "Acquiror"), and Elan Corporation, plc, a public limited company organized under the laws of Ireland (the "Elan Parent"), Elan Pharmaceuticals, Inc., a Delaware corporation ("EPI"), Elan Operations, Inc., a Delaware corporation ("EOI"), and Elan Canada, Inc., a Canadian corporation ("ECI" and, together with Elan Parent, EPI and EOI, the "Elan Companies").

                                    RECITALS

         This Agreement sets forth the terms and conditions upon which the Acquiror is purchasing the Purchased Assets (defined below) and assuming the Assumed Liabilities (defined below) of the Elan Companies from the Elan Companies, and the Elan Companies are selling the Purchased Assets (defined below) and transferring the Assumed Liabilities (defined below) of the Elan Companies to the Acquiror.

                                    AGREEMENT

         In consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01. Defined Terms. As used in this Agreement, the following defined terms shall have the meanings described below:

         "Accountants" means an accounting firm of national reputation (excluding each of the Acquiror's and the Elan Companies' respective regular outside accounting firms) as may be mutually acceptable to the Acquiror and the Elan Companies; provided, however, that in the event that the Acquiror and the Elan Companies are unable to agree on such an accounting firm within ten (10) days, then the accounting firm shall be selected by lot.

         "Accounts Receivable" means all trade accounts and notes receivable and other miscellaneous receivables of the Business, including those that are not evidenced by instruments or invoices, existing as of the Closing Date.

         "Acquiror" has the meaning set forth in the Preamble to this Agreement.

         "Acquiror Adverse Effect" means an effect or condition that individually or when taken together with all other effects or conditions of like nature would individually or in the aggregate or would be reasonably expected to have individually or in the aggregate a material adverse effect on the business, assets, results of operations or financial condition of the Acquiror taken as a whole.

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         "Acquiror Disclosure Schedule" has the meaning set forth in the preamble to Article VII.

         "Acquiror's Defined Contribution Plan" has the meaning set forth in
Section 8.10(c).

         "Acquiror Governmental Consents" has the meaning set forth in Section 7.03

         "Acquiror Severance" has the meaning set forth in Section 8.10(f).

         "Acquisition Proposal" has the meaning set forth in Section 8.17.

         "Action or Proceeding" means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

         "Adverse Effect" means an effect or condition that individually or when taken together with all other effects or conditions of like nature would individually or in the aggregate (i) or would be reasonably expected to have individually or in the aggregate a material adverse effect on the business, assets, results of operations or financial condition of the Business taken as a whole or (ii) result in a material diminution in the capacity or capability of the Plant to manufacture and supply the Acquiror with finished and saleable Product, which is reasonably expected to continue for a period greater than the period which is likely to be covered by the saleable Finished Product Inventory on hand plus six weeks, based on Finished Product Inventory consumption and sales rates over the preceding 180 days.

         "Affiliate" means, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with such Person.

         "Agreement" has the meaning set forth in the Preamble hereto.

         "Applicable Period" has the meaning set forth in Section 8.12(a).

         "Assets or Properties" of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, equipment, inventory, goods and intellectual property.

         "Assumed Contracts" has the meaning set forth in Section 2.01(a)(iii).

         "Assumed Liabilities" has the meaning set forth in Section 3.01(a).

         "Bill of Sale" means the Bill of Sale conveying certain assets of the Business from the Elan Companies to the Acquiror and its Affiliates, a form of which is attached as Exhibit H.

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         "Books and Records" means the Product Books and Records and the
Manufacturing Process and Plant Books and Records.

         "Business" means the research, development, manufacture, distribution, marketing, sale and promotion of the Product and, to the extent applicable, Current Product Improvements in the Territory.

         "Business Day" means a day other than Saturday, Sunday or any day on which commercial banks located in New York are authorized or obligated by Law to close.

         "Business Employees" has the meaning set forth in Section 8.10(a).

         "Canadian Sales Force Employees" has the meaning set forth in Section 8.10(a).

         "Canadian Trademark Assignment Agreement" means the Canadian Trademark Assignment Agreement to be dated as of the Closing Date by and between the Acquiror and EPI, a form of which is attached hereto as Exhibit F.

         "Chargeback" means, with respect to the Product, an amount paid to a wholesaler for the Product after such Product has been resold by that wholesaler for less than the wholesaler's acquisition cost.

         "Charter Documents" has the meaning set forth in Section 6.01.

         "Closing" has the meaning set forth in Section 5.01.

         "Closing Date" has the meaning set forth in Section 5.01.

         "Closing Date Inventory Value" means the value of all Product Inventory, Finished Non-Product Inventory, Work-In-Progress Non-Product Inventory, and Raw Material Non-Product Inventory as of the Closing Date, each valued in the following fashion: (i) with respect to all Finished Non-Product Inventory, Finished Product Inventory, Work-In-Progress Non-Product Inventory and Work-In-Progress Product Inventory, at standard cost, calculated in accordance with the Elan Companies' historical accounting practices, and (ii) with respect to Raw Material Non-Product Inventory and Raw Material Product Inventory, at actual cost.

         "Closing Date Inventory Value Adjustment" means the Closing Date Inventory Value minus $8 million.

         "Closing Date Inventory Value Statement" has the meaning set forth in
Section 4.04(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Competing Product" has the meaning set forth in Section 8.12(a).

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         "Confidential Information" has the meaning set forth in Section
8.06(b).

         "Confidentiality Agreement" has the meaning set forth in Section
8.06(c).

         "Contracts" means any and all binding commitments, contracts, purchase orders, leases, licenses, easements, permits (excluding Governmental Permits), instruments, commitments, arrangements, undertakings, practices or other agreements, whether written or oral.

         "Control" means:

         (a) ownership (directly or indirectly) of at least fifty percent (50%) of the shares or stock entitled to vote for the election of directors in the case of a company or corporation; or

         (b) the ability otherwise to direct and control the actions of a Person, other than a company or a corporation; or

         (c) with respect to Product Intellectual Property, the possession (whether by ownership or license or sublicense and other than pursuant to this Agreement) of the ability to grant intellectual property rights, except as limited by the agreements set forth on Schedule 1.01(a).

         "Copyrights" means, in the Territory, copyrights, whether registered or unregistered, and, if any, applications in the Marketing Materials Product Books and Records, all Finished Product Inventory, all Plant Software Products, Plant Embedded Controls, Plant Custom Software (including documentation and related object and source codes) and all Manufacturing Process and Plant Books and Records.

         "Corporate Names" has the meaning set forth in Section 8.07(c).

         "Current" means the existing, prepared, made or being made, tested or being tested, or physically reduced to practice or contained in an invention disclosure form prior to or as of the Closing Date.

         "Damages" has the meaning set forth in Section 11.02(a).

         "Database" means all data and other information necessary for the operation of or predominantly used in the Business that is recorded, stored, transmitted and retrieved in electronic form.

         "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive Damages or a payment of penalties.

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         "DEL" means the Drug Establishment License for the Product, a license required for all businesses in Canada engaged in fabrication, packaging/labeling, importation, distribution, wholesaling and testing as defined in the Food and Drug Regulations passed pursuant to the FDA Act.

         "Development Contracts" has the meaning set forth in Section
2.01(a)(i).

         "DIN" means the drug identification number assigned by Health Canada which is required to be located on the label of prescription and over-the-counter drug products that have been evaluated by Health Canada and approved for sale in Canada.

         "Distribution Contracts" has the meaning set forth in Section 2.01(a)(iii).

         "ECI" has the meaning set forth in the Preamble to this Agreement.

         "Elan Companies" has the meaning set forth in the Preamble to this Agreement.

         "Elan Disclosure Schedule" has the meaning set forth in the preamble to
Article VI.

         "Elan Governmental Consents" has the meaning set forth in Section 6.03(a).

         "Elan Parent" has the meaning set forth in the Preamble to this Agreement.

         "Elan Shareholders Meeting" has the meaning set forth in Section 8.02.

         "Elan Third Party Consents" has the meaning set forth in Section
6.03(b).

         "Elan's 401(k) Plan" has the meaning set forth in Section 8.10(c).

         "Employee Benefit Plans" means the Pensions Plans, Welfare Plans and any other benefit arrangements, obligations or practices, including employment agreements, severance policies or agreements, executive compensation arrangements, incentive arrangements, bonus plans, stock option plans, stock purchase plans or any plans providing benefits or payments in the event of a change of ownership or control, providing benefits to one or more present or former employees or independent contractors of the Business that are sponsored or contributed to by EPI or its Affiliates.

         "Encumbrance" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, levy, license, restriction on transferability, defect in title, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

         "Environment" means all air, surface water, groundwater or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

         "Environmental Claim" means any and all administrative or judicial actions, suits, Orders, claims, liens, written notices, written notices of violations, written notices of investigations, complaints, requests for information or other written communication, whether criminal or civil,

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pursuant to or relating to any applicable Environmental Law by any Person based upon, alleging, asserting or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, medical monitoring costs or expenses, fines or penalties arising out of, based on, resulting from or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Materials at any location, including at any off-Site location to which Hazardous Materials were sent for handling, storage, treatment or disposal.

         "Environmental Clean-up Site" means any location that is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup under, or that is the subject of any pending or, to the Knowledge of Elan Companies threatened, action, suit, proceeding or investigation related to or arising from any alleged violation.

         "Environmental Damages" has the meaning set forth in Section 11.02(a)(iii).

         "Environmental Law" means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, common law doctrines, ordinances, Orders, codes, rules, regulations, judgments, decrees, injunctions or agreements with any Governmental or Regulatory Authority, relating to pollution or the protection of health and the Environment, or worker health and safety, including those relating to the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of Hazardous Materials, including: the Clean Air Act, 42 U.S.C.(Section) 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.(Section) 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.(Section) 1251 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.(Section) 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.(Section) 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. (Section) 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. (Section) 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C.(Section) 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.(Section) 2701 et seq.; and the Safe Drinking Water Act of 1974, 42 U.S.C.(Section) 300(f) et seq.

         "Environmental Permits" means any federal, state, local, provincial or foreign permits, licenses, approvals, consents or authorizations required by any Governmental or Regulatory Authority under any Environmental Law.

         "EOI" has the meaning set forth in the Preamble to this Agreement.

         "EPI" has the meaning set forth in the Preamble to this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" has the meaning set forth in Section 2.01(b).

         "Excluded Liabilities" has the meaning set forth in Section 3.01(c).

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         "Excluded Tax Liability" has the meaning set forth in Section
3.01(c)(ii).

         "Excluded Technology" has the meaning set forth in the License
Agreement.

         "Expiration Date" has the meaning set forth in Section 11.01.

         "FDA" means the United States Food and Drug Administration and its Canadian counterpart, Health Canada, or any successors thereto.

         "FDA Act" means the U.S. Food, Drug and Cosmetic Act of 1938, as amended from time to time, and its Canadian counterpart, the Food and Drugs Act (Canada), as they may be superseded or amended from time to time.

         "Financial Information" has the meaning set forth in Section 6.14.

         "Finished Inventory" means all inventory of finished pharmaceutical product (but not any works in progress or materials used in the manufacture of finished pharmaceutical Product that is formulated, lableded or otherwise intended for use, sale or offer for sale whether held at a location or facility of the Elan Companies or any Affiliate thereof (or of any other Person on behalf of the Elan Companies or any Affiliate thereof) or in transit to or from the Elan Companies or any Affiliate thereof (or any such other Person). For the purposes of this Agreement, "Finished Inventory" shall be deemed to include samples of finished pharmaceutical product designated for use in promoting pharmaceutical product and that are not intended to be sold, consistent with FDA requirements.

         "Finished Non-Product Inventory" means all Finished Inventory of any pharmaceutical product produced at the Plant other than Product owned as of the Closing Date by the Elan Companies or any Affiliate thereof.

         "Finished Product Inventory" means all Finished Inventory of Product owned or controlled as of the Closing Date by the Elan Companies or any Affiliate thereof.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, department, ministry, official or other instrumentality of the United States, Canada, Ireland or other country, or any supra-national organization, or any foreign or domestic province, state, county, city or other political subdivision.

         "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations necessary for the operation of the Business and the Plant.

         "Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances, contaminants or wastes regulated under any Environmental Law.

         "Hired Employee" has the meaning set forth in Section 8.10(a).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with any rules or regulations promulgated thereunder.

         "Immaterial Lease" has the meaning set forth in Section 6.16.

         "IND" means (a) (i) an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure and (ii) any Canadian counterpart of a U.S. Investigational New Drug Application, including an Investigational New Drug Submission, made pursuant to Division 8 of the Food and Drugs Act Regulations (Canada), and (b) all supplements and amendments that may be filed with respect to the foregoing.

         "Indemnification Claim Notice" has the meaning set forth in Section 11.02(c).

         "Indemnified Party" has the meaning set forth in Section 11.02(c).

         "Indemnitees" has the meaning set forth in Section 11.02(c).

         "Indiana Disclosure Document" has the meaning set forth in Section
8.21.

         "Interim Services Agreement" means the Interim Services Agreement to be dated as of the Closing Date by and between the Acquiror, EPI and ECI, a form of which is attached hereto as Exhibit D.

         "Irish Mergers Act" means the Mergers and Takeovers (Control) Acts 1978-1996 (Ireland).

         "Japanese Rights" has the meaning set forth in Section 8.22.

         "Knowledge" with respect to (i) the Elan Companies, means the knowledge following reasonable investigation of the officers, directors or senior managers of the Elan Parent, EPI or EOI with responsibility for, or supervision of, the relevant matters and (ii) the Acquiror, means the knowledge following reasonable investigation of the officers, directors or senior managers of the Acquiror with responsibility for supervision of the relevant matters.

         "Know-How" has the meaning attributed thereto in the License Agreement.

         "Labeling" shall be as defined in Section 201(m) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. (Section) 321(m), and any Canadian counterpart thereof in the Territory, including the Product label, packaging and package inserts accompanying the Product, and any other written, printed, or graphic materials accompanying the Product, including, but not limited to, patient instructions or patient indication guides.

         "Law" means any federal, state, provincial or local law, statute or ordinance, or any rule or regulation promulgated by any Governmental or Regulatory Authority.

         "Liability" means any, direct or indirect, liability, obligation, claim, deficiency, guarantee or commitment of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes.

         "License Agreement" means the License Agreement to be dated as of the Closing Date by and between the Acquiror and EPI, a form of which is attached hereto as Exhibit A.

         "Manufacturing Process and Plant Books and Records" means copies of all files, documents, instruments, papers, books and records, whether on paper or in electronic form in a Database (but if in electronic format, not including any related software) owned or Controlled by the Elan Companies or their respective Affiliates and necessary for or to the extent related to the manufacture, supply, formulation, Labeling or packaging of Product or a Current Product Improvement intended for use, sale or offer for sale in the Territory, including
(a) any pricing lists, vendor lists or financial data necessary for or to the extent related to the manufacture of Product or a Current Product Improvement intended for use, sale or offer for sale in the Territory, (b) any documentation relating to raw materials used in the manufacture of Product (or any components thereof) or a Current Product Improvement intended for use, sale or offer for sale in the Territory, or to the suppliers of such raw materials, and (c) any batch records, flow diagrams, quality control or quality assurance records and data, standard operating procedures, internal good manufacturing practices, audits or assessments, correspondence with any Governmental or Regulatory Authority and any Product Registrations, manuals and other manufacturing process reports or documentation to the extent related to the Plant or to Product or a Current Product Improvement intended for use, sale or offer for sale in the Territory, but excluding any such items set forth on Schedule 1.01(b) of the Elan Disclosure Schedule that (i) any applicable Law prohibits their transfer,
(ii) any transfer thereof would subject the Elan Companies or any of their respective Affiliates to any Liability or (iii) are tax files, documents, instruments, papers, books and records.

         "Manufacturing Process and Plant Registrations" means (i) the approvals or registrations, which have been received by the Elan Companies as of the date of this Agreement, or which are received by the Elan Companies after the date of this Agreement but before the Closing Date, for the Plant and/or the equipment or process(es) used to manufacture Product or a Current Product Improvement intended for use, sale or offer for sale in the Territory (including all Drug Master Files), and (ii) all dossiers, reports, data and other written materials filed as part of such approvals or registrations, or maintained by the Elan Companies and to the extent related to such approvals or registrations.

         "Marketing Authorizations" has the meaning set forth in Section
8.03(b).

         "Marketing Materials" means those items of advertising and promotional materials and literature owned or controlled by the Elan Companies or their respective Affiliates as of the Closing to the extent used in the advertising and promotion of Product in the Territory.

         "Medicaid Rebate" means any rebate paid to any Governmental or Regulatory Authority in respect of the Product.

         "Myocet Supply Agreement" means the Myocet(R) Toll Manufacturing and Supply Agreement by and between Elan Pharma International Limited and the Acquiror, a form of which is attached hereto as Exhibit C.

         "NDA" means a New Drug Application for any product, as appropriate, requesting permission to place a drug on the market in accordance with 21 C.F.R.
Part 314, and all supplements or amendments filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are reasonably necessary for FDA approval to market a product in the United States and any Canadian counterpart of a New Drug Application, including a New Drug Submission made pursuant to Division 8 of the Food and Drugs Act Regulations (Canada).

         "Net Sales Revenue" means gross amounts actually received, less any applicable discounts, allowances, credits, chargebacks, rebates, taxes, duties, freight and insurance charges and provisions for product returns.

         "NOC" means the notice of compliance issued by Health Canada notifying a sponsor that the New Drug Submission has been evaluated by Health Canada and that the product has been determined to comply with the applicable provisions of Division 8 of the Food and Drugs Act Regulations (Canada).

         "Non-Assignable Asset" has the meaning set forth in Section 2.02(a).

         "Non-Real Estate Leases" has the meaning set forth in Section 6.16.

         "Notice" with respect to a party means notice actually received by an officer, director or senior manager of Elan Parent or EPI, in the case of the Elan Companies, or of Acquiror, in the case of Acquiror, in each case with responsibility in the relevant area, or delivered in accordance with the terms of the document, Law or Order pursuant to which such notice was given.

         "Notice of Objection" has the meaning set forth in Section 4.04(b).

         "Off-the-Shelf Software" means any application software that the Elan Companies license for use in the Business, in any individual case, under a license with a maximum payment obligation of less than $10,000.

         "Order" means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "Ordinary Course of Business" means such action that is consistent with the past practices of the Business (including with respect to quantity and frequency).

         "Oversight Committee" has the meaning set forth in Section 8.13(a).

         "Parents" means Elan Parent and Acquiror.

         "Patent Assignment Agreement" means the Patent Assignment Agreement to be dated as of the Closing Date by and between the Acquiror and EPI, a form of which is attached hereto as Exhibit G.

         "Patent Rights" has the meaning attributed thereto in the License Agreement.

         "Pension Plans" means "employee pension benefit plans" as defined in
Section 3(2) of ERISA.

         "Permitted Encumbrance" means, collectively, (a) Encumbrances for Taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings, (b) statutory, warehousemen's and carriers' liens and other similar Encumbrances arising in the ordinary course for obligations which are not delinquent, and (c) the rights, if any, of third parties appearing in product advertisements for the Product being transferred as part of the Purchased Assets that are set forth on Schedule 1.01(c).

         "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, other business organization, trust, entity, union, association or Governmental or Regulatory Authority.

         "Plant" means the manufacturing plant and land located at 6925 Guion Road, Indianapolis, Indiana 46268-2582 and all buildings, fixtures, improvements, facilities or other structures located on such land and appurtenances thereto, as described on Schedule C of the title insurance commitment issued by Fidelity National Title Insurance Company of New York (File No. 02-PHI-1328GD) and such other real property interest owned or ground teased by the Elan Companies and their Affiliate contiguous to the above-described property.

         "Plant Assets" has the meaning set forth in Section 2.01(a)(xiii).

         "Plant Contracts" has the meaning set forth in Section
2.01(a)(xiii)(D).

         "Plant Custom Software" means any computer software that has been developed or designed exclusively or predominantly for use in the Plant, but not including any accounting, finance or other software used by the Elan Companies and their Subsidiaries generally in the operation of their business.

         "Plant Embedded Control" means any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device necessary for the operation of or predominantly used in the Plant that contains a semiconductor, memory circuit, BIOS, PROM or other microchip, but not including any such device used by the Elan Companies and their Subsidiaries generally in the operation of their business.

         "Plant Employees" has the meaning set forth in Section 8.10(a).

         "Plant Liabilities" has the meaning set forth in Section 3.01(b).

         "Plant Licenses and Permits" has the meaning set forth in Section 2.01(a)(xiii)(M).

         "Plant Permitted Encumbrances" means those items listed on Schedule 1.01(d) hereto and statutory liens for real estate Taxes or other governmental charges or assessments not yet due and payable.

         "Plant Personal Property" has the meaning set forth in Section 2.01(a)(xiii)(C).

         "Plant Reports and Plans" has the meaning set forth in Section 2.01(xiii)(L).

         "Plant Software Products" means (i) any computer software products sold, distributed or marketed by the Elan Companies, other than Off-the-Shelf Software, necessary for the operation of or predominantly used in the Plant, and
(ii) all computer operating, security or programming software that is owned by or licensed to the Elan Companies and necessary for the operation of or predominantly used in the Plant or that has been developed or designed for or is in the process of being developed or designed for use and that is necessary for the operation of or predominantly used in the Plant, but not including any accounting, finance or other software used by the Elan Companies and their Subsidiaries generally in the operation of their business.

         "Post-November 15 Adjustment" shall mean the greater of (a) (i) the Net Sales Revenue of Product between November 15, 2002 and the Closing Date or December 15, 2002, whichever is earlier (such Net Sales Revenue, "Post-November 15 Net Product Sales"), the product of (x) the number of weeks (or fraction thereof) between November 15, 2002 and the Closing Date or December 31, 2002, whichever is earlier, and (y) $1.5 million minus (ii) and (b) zero.

         "Pre-Closing Net Product Sales" has the meaning set forth in Section 4.01(b).

         "Pre-Closing Tax Date Period" means all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

         "Pre-November 15 Adjustment" shall mean the product of (i) $1.5 million and (ii) the number of weeks (or fraction thereof) between the Closing Date and November 15, 2002.

         "Price Protection Payment" means any amount to be paid to a wholesaler of the Product as a result of a decrease in the market price of such Product after such Product has been sold to the wholesaler.

         "Product" shall mean that pharmaceutical product currently approved by the U.S. Food and Drug Administration pursuant to NDA No. 50-724 or approved by Health Canada pursuant to a NOC and issued DIN 02231950 and marketed in the United States and Canada under the trademark ABELCET.

         "Product Books and Records" means copies of all files, documents, instruments, papers, books and records, whether on paper or in electronic form in a Database (but if in electronic format, not including any related software), owned or Controlled by the Elan Companies or their respective Affiliates and necessary for or to the extent related to the development of the Product or a Current Product Improvement or the sale, marketing or distribution of the Product or a Current Product Improvement in the Territory, including (a) all market research, marketing plans, media plans, advertising, customer marketing records, call lists or similar materials, pricing lists, current and prospective customer lists and records, including principal contacts, addresses, telephone numbers, purchasing history and payment information, and promotional and marketing books and records, (b) any documentation evidencing or embodying the Product Intellectual Property, and (c) any documentation to the extent related to investigations being conducted with respect to the Product or a Current Product Improvement, including pursuant to a Development Contract, or to the receipt or maintenance of regulatory approvals for the Product or a Current Product Improvement in the Territory (including study protocols, study plans, pre-clinical and clinical study test results and data, and investigator and study site lists and contact reports), but excluding any such items set forth on
Schedule 1.01(e) of the Elan Company Disclosure Schedule that (i) any applicable Law prohibits their transfer, (ii) any transfer thereof would subject the Elan Companies or any of their respective Affiliates to any Liability or (iii) are tax files, documents, instruments, papers, books and records.

         "Product Improvement" shall mean any (a) line extension of the Product;
(b) new indication of the Product; (c) composition or matter or article of manufacture consisting essentially of a chemical derivative of Amphotericin B;
(d) pharmaceutical combination containing the Product and another active ingredient; (e) new formulations or new dosage forms comprising a lipid or liposomal combination or formulation of Amphotericin B; (f) other combinations or formulations comprising Amphotericin B, or any chemical derivatives thereof, with respect to which the Elan Companies or their Affiliates are conducting or have conducted clinical or pre-clinical research prior to the date hereof (including any aerosol formulations of or combination products with Amphotericin
B); and/or (g) the making, having made, using, selling, offering for sale or importing of such compositions of matter or articles of manufacture constituting any of the foregoing. Product Improvements shall not include any composition of matter or article of manufacture which contains or is made or manufactured using any Excluded Technology.

         "Product Intellectual Property" means the Copyrights, the Product Patent Rights, the Product Know-How and the Product Trademarks.

         "Product Inventory" means the Finished Product Inventory, Raw Material Product Inventory and Work-In-Progress Product Inventory.

         "Product Know-How" means the Product Specific Know-How and the Product Related Know-How.

         "Product License Agreements" has the meaning set forth in Section 2.01(a)(ii).

         "Product Patent Rights" has the meaning attributed thereto in the License Agreement.

         "Product Registrations" means (i) the approvals or registrations which have been received by the Elan Companies as of the date of this Agreement, or which are received by the Elan Companies after the date of this Agreement but before the Closing Date, for the investigation, sale, distribution and/or marketing of the Product or a Current Product Improvement in the Territory (including any NDAs, INDs, NOCs and DINs), and (ii) all dossiers, reports, data and other written materials filed as part of such approvals or registrations, or maintained by the Elan Companies and relating to such approvals or registrations.

         "Product Related Intellectual Property" has the meaning attributed thereto in the License Agreement.

         "Product Related Know-How" has the meaning attributed thereto in the License Agreement.

         "Product Related Patent Rights" has the meaning attributed thereto in the License Agreement.

         "Product Specific Intellectual Property" has the meaning attributed thereto in the License Agreement.

         "Product Specific Know-How" has the meaning attributed thereto in the License Agreement.

         "Product Specific Patent Rights" has the meaning attributed thereto in the License Agreement.

         "Product Supply Agreement" shall mean the Abelcet(R) Manufacturing and Supply Agreement to be dated as of the Closing Date by and between Elan Pharma International Limited and the Acquiror, a form of which is attached hereto as Exhibit B.

         "Product Trademarks" means the trademarks and trademark registrations and registration applications for the Product in the Territory, any associated logos and any Internet domain names in the Territory including such trademarks or any portions thereof, in each case to the extent Controlled by the Elan Companies or their Affiliates, including those trademarks, trademark registrations and registration applications, logos and Internet domain names identified on Schedule 1.01(f) hereto (the "Scheduled Product Trademarks") but not including any Corporate Names.

         "PROMDAS" has the meaning set forth in the License Agreement.

         "Purchase Price" has the meaning set forth in Section 4.01(a)(i).

         "Purchased Assets" has the meaning set forth in Section 2.01(a).

         "Raw Material Inventory" means all materials used in the manufacture of a finished pharmaceutical Product that is formulated, labeled or otherwise inteneded for use, sale or offer for sale, whether held at a location or facility of the Elan Companies or any Affiliate thereof (or of any other Person on behalf of the Elan Companies or any Affiliate thereof) or in transit to or from the Elan Companies or any Affiliate thereof (or any such other Person).

         "Raw Material Non-Product Inventory" means all Raw Material Inventory of any pharmaceutical product produced at the Plant other than Product owned as of the Closing Date by the Elan Companies or any Affiliate thereof.

         "Raw Material Product Inventory" means all Raw Material Inventory of Product owned or controlled as of the Closing Date by the Elan Companies or any Affiliate thereof.

         "Real Estate Leases" has the meaning set forth in Section 6.20(g).

         "Registrations" means the Product Registrations and the Manufacturing Process and Plant Registrations.

         "Related Agreements" means each agreement whose form is set forth as an Exhibit to this Agreement.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration of a Hazardous Material into the Environment.

         "Sales Force Employees" has the meaning set forth in Section 8.10(a).

         "Scheduled Product Patent Rights" means those Product Patent Rights specifically scheduled on Schedule A and B of the License Agreement.

         "Second Ampho B Source" has the meaning set forth in Section 8.03(e).

         "Service Contracts" has the meaning set forth in Section 6.20(h).

         "Site" means any of the real properties, including all soil, subsoil, surface waters and groundwater thereat and improvements thereon, currently or previously owned, leased or operated by the Elan Companies in connection with the Product or the Purchased Assets, any predecessors of the Elan Companies in connection with the Product or the Purchased Assets, or any entities previously owned by the Elan Companies in connection with the Product or the Purchased Assets, including the Plant.

         "Subsidiary" of a Person means any entity Controlled by that Person.

         "Supply Agreements" means the Product Supply Agreement and the Myocet Supply Agreement.

         "Supply Contracts" has the meaning set forth in Section
2.01(a)(xiii)(H).

         "Taxes" means all of the following in connection with the operations of the Business or the Plant or the transactions contemplated hereby: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, capital tax, customs duty or other tax, governmental fee or other like assessment imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign);
(ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any Taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

         "Tax Return" means any return, declaration, report, claim for refund or information return or statement filed with a Governmental or Regulatory Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Date" has the meaning set forth in Section 12.01(b).

         "Territory" means the United States of America, Canada, Puerto Rico and any territory or possession of the United States of America or Canada.

         "Third Party Accounting Firm" has the meaning set forth in Section 4.04(b).

         "Third-Party Claim" has the meaning set forth in Section 11.02(d).

         "Trademark Assignment Agreement" means the Trademark Assignment Agreement to be dated as of the Closing Date by and between the Acquiror and EPI, a form of which is attached hereto as Exhibit E.

         "Transferred Assets" means the Purchased Assets, together with all assets conveyed, assigned, transferred, licensed or sublicensed by the Elan Companies or their Affiliates to the Acquiror or its Affiliates pursuant to the Related Agreements.

         "WARN Act" means the Workers Adjustment and Retraining Notification Act of 1988.

         "Welfare Plans" means "welfare benefit plans" as defined in Section 3(1) of ERISA.

         "Work-In-Progress Inventory" means all works in progress of a finished pharmaceutical product, whether held at a location or facility of the Elan Companies or any Affiliate thereof (or of any other Person on behalf of the Elan Companies or any Affiliate thereof) or in transit to or from the Elan Companies or any Affiliate thereof (or any such other Person).

         "Work-In-Progress Non-Product Inventory" means all Work-In-Progress Inventory of any pharmaceutical product produced at the Plant other than Product owned as of the Closing Date by the Elan Companies or any Affiliate thereof.

         "Work-In-Progress Product Inventory" means all Work-In-Progress Inventory of Product owned or controlled as of the Closing Date by the Elan Companies or any Affiliate thereof.

         Section 1.02. Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or"; and (f) the term "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         Section 2.01. Purchase and Sale of Assets at the Closing. (a) Subject to the terms and conditions of this Agreement, at the Closing, the Elan Companies shall, jointly and severally, transfer and deliver to the Acquiror or one or more designated Subsidiaries of Acquiror, and the Acquiror or one or more designated Subsidiaries of Acquiror shall acquire and accept from the Elan Companies, all of the Elan Companies' right, title and interest, in and to the following assets free and clear of all Encumbrances, other than Permitted Encumbrances (collectively the "Purchased Assets"):

         (i) rights and obligations of the Elan Companies under each of the Contracts for the development of aerosol formulations, combinations, therapies, comparative trials, and safety studies for the Product or a Current Product Improvement, by way of assignment and/or subcontract, in each case as set forth on Schedule 2.01(a)(i) (the "Development Contracts"); it being understood that the rights and obligations of the Elan Companies under the Development Contracts are to be transferred at the Closing from the Elan Companies to the Acquiror, and the Elan Companies retain all rights to all data, information and any intellectual property for use outside of the Territory;

         (ii) rights of the Elan Companies under each of the Contracts relating to the license of intellectual property and the performance of related research services, by way of assignment and/or sublicense, in each case as set forth on Schedule 2.01(a)(ii) (the "Product License Agreements"); it being understood that the rights and obligations of the Elan Companies under the Product License Agreements are to be divided at the Closing between the Elan Companies and the Acquiror so that Acquiror acquires and assumes all such rights and obligations within the Territory, and the Elan Companies retain all such rights and obligations for use outside of the Territory;

         (iii) all rights of the Elan Companies under the Contracts for distribution of the Product in the Territory, by way of assignment and/or subcontract, in each case as set forth on Schedule 2.01(a)(iii) (the "Distribution Contracts" and, together with the Development

     Contracts, the Product License Agreements, the Contracts responsive to
     Section 2.01(a)(xii), the Plant Contracts and the Supply Contracts, the "Assumed Contracts");

         (iv) all Marketing Materials;

         (v) all Product Books and Records;

         (vi) all Finished Product Inventory and Finished Non-Product Inventory;

         (vii) the license and/or ownership rights to all Product Intellectual Property, as set forth in the License Agreement, the Trademark Assignment Agreement, the Canadian Trademark Assignment Agreement and the Patent Assignment Agreement;

         (viii) all Copyrights;

         (ix) all Product Registrations;

         (x) all legally transferable rights under Governmental Permits;

         (xi) all rights related to any prepaid expenses of or predominantly related to the Business;

         (xii) any other assets and Contracts set forth on Schedule 2.01(a)(xii); and

         (xiii) the following assets (the "Plant Assets"):

               (A) the Plant;

               (B) security deposits and assignments of all security deposits, if any, with respect to the Plant (but not the Plant Employees), leases, lease guaranties, assignment of leases and lease guaranties;

               (C) all fixed assets, fixtures, vehicles, trailers, leasehold improvements, tooling, machinery, equipment, furniture, furnishings, appliances, signs, tools, and other personal property and all plumbing, heating, air conditioning, security, mechanical, electrical and all other systems and equipment and all component parts thereof, owned by Elan Companies and located in, or attached to, or used at the Plant (collectively, "Plant Personal Property");

               (D) all service contracts, maintenance contracts, operating contracts, listing agreements, commission agreements, equipment leases, warranties and/or guaranties, agreements relating to the construction of any unfinished improvements and like contracts and agreements necessary for the operation of the Plant or relating predominantly to the Plant, including those listed on Schedule 2.01(a)(xiii)(D) (collectively, "Plant Contracts") and the assignments or subcontract of all Plant Contracts;

               (E) all Plant Software Products, Plant Embedded Controls and Plant Custom Software (including documentation and related object and source codes);

               (F) all legally transferable Governmental Permits necessary for the operation of the Plant;

               (G) all manufacturing, warehouse and office supplies used predominantly in the Plant;

               (H) the Contracts for the supply of raw materials and relating predominantly to the manufacturing, packaging, labeling or storage of Product, by way of assignment or subcontract, in each case as set forth on Schedule 2.01(a)(xiii)(H) (the "Supply Contracts");

               (I) all rights related to any prepaid expenses of or related predominantly to the Plant;

               (J) all Manufacturing Process and Plant Books and Records;

               (K) all Manufacturing Process and Plant Registrations;

               (L) (a) preliminary, final and proposed building plans and specifications (including "as built" plans and drawings) and any and all other plans and specifications for the Plant, (b) surveys, grading plans, topographical maps, architectural and structural drawings and engineering, soils, seismic, environmental, geologic and architectural reports, studies and tests relating to the Plant, and (c) lock combinations, keys, passwords, operating manuals and technical data relating to the Plant ((a), (b), and (c) collectively, "Plant Reports and Plans");

               (M) all legally transferable rights under (a) licenses, permits, approvals, including building inspection approvals, variances, special use permits, certificates of occupancy, subdivision maps and entitlements issued, approved or granted by any Governmental or Regulatory Authority necessary for the operation of the Plant, (b) development rights, covenants, conditions and restrictions, reciprocal easement agreements and rights, area easement agreements and rights and other common or planned development agreements and rights necessary for the operation of the Plant and (c) other Governmental Permits relating to the Plant ((a), (b) and (c) collectively, "Plant Licenses and Permits");

               (N) all Raw Material Product Inventory, Raw Material Non-Product Inventory, Work-in-Progress Product Inventory and Work-in-Progress Non-Product Inventory; and

               (O) all other Assets or Properties and Contracts necessary for the operation or ownership of the Plant and/or the Plant Personal Property, except as set forth on Schedule 2.01(a)(xiii)(M).

         (b) Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, the Elan Companies shall retain all of their right, title and interest in and to the following assets (the "Excluded Assets"):

         (i) all cash and cash equivalents of the Elan Companies or any of their respective Affiliates;

         (ii) all Accounts Receivables of the Elan Companies or any of their respective Affiliates;

         (iii) the Corporate Names, except as expressly provided in Section 8.07; and

         (iv) any refund or credit of Taxes attributable to any Pre-Closing Tax Period.

         (c) Notwithstanding anything to the contrary contained in this Agreement, the Elan Companies may retain, at their expense, archival copies of all Assumed Contracts, Plant Contracts, Supply Contracts, Books and Records, Marketing Materials and other documents or materials conveyed hereunder; provided, however, that the Elan Companies shall maintain such items in accordance with the provisions of Section 8.06.

         Section 2.02. Assignability and Consents. (a) Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to the Acquiror of any Contract, Plant Contracts, Supply Contracts, the Plant Personal Property and the Governmental Permits is (i) prohibited by any applicable Law or (ii) would require any authorizations, approvals, consents or waivers from a third Person or Governmental or Regulatory Authority and such authorizations, approvals, consents or waivers shall not have been obtained prior to the applicable Closing Date (each a "Non-Assignable Asset"), and in either case, the Closing shall proceed, but the Closing shall not constitute the sale, assignment, transfer, conveyance or delivery of Non-Assignable Asset, and this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such Contract unless and until such authorization, approval, consent or waiver is obtained; provided that if any of the Purchased Assets set forth on
Schedule 2.02 shall constitute Non-Assignable Assets, the Acquiror shall have the right not to consummate the Closing, but shall have no such right with regard to any other Non-Assignable Assets. In the event that the Closing occurs without the sale, assignment, transfer, conveyance or delivery of any Non-Assignable Asset, then the Elan Companies shall continue to use commercially reasonable efforts to obtain any Elan Third Party Consent or novation after the Closing Date, and the Acquiror shall cooperate with the Elan Companies in any economically feasible arrangement to the Elan Companies to provide that the Acquiror shall receive the interest of the Elan Companies in the benefits under such Non-Assignable Asset until such time as such Elan Third Party Consent or novation shall have been obtained, and the Elan Companies shall cooperate with the Acquiror in any such economically feasible arrangement, including performance by the Elan Companies as agent if economically feasible to the Elan Companies, and that the Acquiror shall be liable to the Elan Companies in a fashion economically equivalent to what the Acquiror's Liabilities would be under the Non-Assignable Asset if it were assigned; provided, that the Acquiror shall only be so liable to the Elan Companies to the extent that it correspondingly receives benefits under such economically feasible arrangement.

         (b) The Elan Companies shall pay and discharge, and shall indemnify and hold harmless the Acquiror and its Affiliates from and against, any and all out-of-pocket costs of cooperation with Elan Companies seeking to obtain or obtaining the Elan Third Party Consents whether before or after the Closing Date. Once authorization, approval or waiver of or consent for the sale, assignment, transfer, conveyance or delivery of any such Contract not sold, assigned, transferred, conveyed or delivered at the applicable Closing is obtained, the Elan Companies shall assign, transfer, convey and deliver such Contract to the Acquiror at no additional cost to the Acquiror. Notwithstanding anything to the contrary contained in this Agreement, the Acquiror shall not assume any Liabilities under a Non-Assignable Asset until it has been assigned to the Acquiror; provided, that the Acquiror will be liable to the Elan Companies for performing its obligations under the economically feasible arrangements described in Section 2.02(a); and provided, further, that the Acquiror shall only be so liable to the Elan Companies to the extent that it correspondingly receives benefits under such economically feasible arrangement.

                                   ARTICLE III

                            ASSUMPTION OF LIABILITIES

         Section 3.01. Assumption of Liabilities. (a) Subject to the terms and conditions of this Agreement, as of the Closing Date, the Acquiror agrees to assume, satisfy, perform, pay and discharge each of the following Liabilities (the "Assumed Liabilities"):

         (i) all Liabilities arising out of any product liability, breach of warranty or similar claim for injury to person or property asserted on or after the Closing Date, which resulted from the use or misuse of the Product sold on or after the Closing Date (including all proceedings relating to any such liabilities);

         (ii) all Liabilities of the Elan Companies under the Assumed Contracts, but only to the extent such Liabilities arise from any event, circumstance or condition occurring in a period (or portion thereof) after the Closing;

         (iii) all Liabilities arising out of the return of the Product sold on or after the Closing Date, which are claimed on or after the Closing Date;

         (iv) all Liabilities arising out of any Chargebacks, Medicaid Rebates, Price Protection Payments or any other post-sale rebates, refunds, price adjustments or other similar credits or liabilities relating to the Product either (A) sold on or prior to the Closing Date which are claimed on or after the Closing Date, and that are based on practices introduced on or after the Closing Date or (B) sold after the Closing Date;

         (v) all Liabilities for Taxes arising out of or relating to, directly or indirectly, the Purchased Assets (including the Product) or the ownership, sale or lease of any of the Purchased Assets, other than the Excluded Tax Liabilities, and other than all liabilities for transfer Taxes for which the Acquiror is responsible pursuant to Section 4.03;

         (vi) all Liabilities arising out of user or other similar fees payable to the FDA or other Governmental or Regulatory Authority to the extent that such fees are payable on account of the operation of the Business on or after the Closing Date (and to the extent that the Elan Companies have paid any such fee prior to the Closing Date, the Acquiror shall promptly reimburse Elan Companies for such payment); and

         (vii) all other Liabilities arising out of or relating to, directly or indirectly, the Purchased Assets (including the Product), the ownership, sale or lease of any of the Purchased Assets, or any Assumed Liabilities, but only to the extent such Liabilities arise from any event, circumstance or condition occurring in a period (or portion thereof) after the Closing.

         (b) Subject to the terms and conditions of this Agreement, the Acquiror also agrees to assume, satisfy, perform, pay and discharge each of the following Liabilities (the "Plant Liabilities," which shall also constitute Assumed Liabilities):

         (i) all Liabilities of the Elan Companies under the Plant Contracts and the Supply Contracts, but only to the extent such Liabilities arise from any event, circumstances or condition occurring in a period (or portion thereof) after the Closing;

         (ii) all Liabilities for Taxes directly arising out of or relating to the Plant Assets (including the Plant) or the ownership, sale or lease of any of the Plant Assets, other than the Excluded Tax Liabilities and other than all Liabilities for transfer Taxes for which the Elan Companies are responsible pursuant to Section 4.03; and

         (iii) all other Liabilities arising out of or relating to, directly or indirectly, the Plant Assets (including the Plant), the ownership, sale or lease of any of the Plant Assets, or any of the Plant Liabilities, but only to the extent such Liabilities arise from or with respect to any event, circumstance or condition occurring in a period (or portion thereof) after the Closing.

         (c) Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing Date, the Elan Companies shall retain all of the following Liabilities ("Excluded Liabilities"):

         (i) accounts payable and Liabilities of the Elan Companies or any of their respective Affiliates for materials and services with respect to the manufacture of the Product or a Current Product Improvement incurred prior to the Closing Date;

         (ii) any Tax payable with respect to any business, assets, property or operation of the Elan Companies or any member of any affiliated group of which the Elan Companies are a member (including any Taxes relating to or arising out of the Purchased Assets or the operation of the Business) for any Pre-Closing Tax Period, other than any transfer Tax for which the Acquiror is responsible pursuant to Section 4.03 ("Excluded Tax Liability");

         (iii) any Liability of the Elan Companies or any of their respective Affiliates arising out of or relating to any Excluded Asset;

         (iv) all Liabilities arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property which resulted from the use or misuse of the Product sold prior to the Closing Date (including all proceedings relating to any such liabilities);

         (v) all Liabilities arising out of the return, government seizures, field corrections, withdrawals or recalls of the Product sold prior to the Closing Date, which are claimed prior to, on or after the Closing Date;

         (vi) all Liabilities arising out of any Chargebacks, Medicaid Rebates, Price Protection Payments or any other post-sale rebates, refunds, price adjustments or other similar credits or Liabilities relating to the Product, which are claimed prior to, on or after the Closing Date and based on practices introduced prior to the Closing Date;

         (vii) any federal, state, local or foreign income or other Tax payable with respect to the Business, the Purchased Assets or other properties or operations of the Elan Companies or any member of any affiliated group of which the Elan Companies are, or have been, a member for a period prior to the Closing Date;

         (viii) Liabilities arising from or pursuant to any Contracts as to which an Elan Third Party Consent is not obtained by the Closing Date regardless of whether the Acquiror waives delivery of such Elan Third Party Consent;

         (ix) any Liabilities to give credits or take other remedial actions for defective goods or services based upon Product sold prior to the Closing Date;

         (x) any Liabilities with respect to any litigation or other claims to the extent arising from any event, circumstance or condition occurring or alleged to have occurred on or before the Closing Date;

         (xi) any Liability with respect to the employees or independent contractors of the Elan Companies or their Affiliates, including any Liability with respect to the Employee Benefit Plans and any Liability with respect to the employment of Business Employees or the Canadian Sales Force Employees by the Elan Companies or any of their Affiliates;

         (xii) any Liabilities for severance or other obligations arising out of the termination of Business Employees, Canadian Sales Force Employees or any other former employees of the Elan Companies or their Affiliates by the Elan Companies or their Affiliates; and

         (xiii) all Liabilities arising out of user or other similar fees payable to the FDA or other Governmental or Regulatory Authority to the extent that such fees are payable on account of the operation of the Business prior to the Closing Date; and

         (xiv) any other Liability of the Elan Companies or any of their Affiliates that is not specifically listed as an Assumed Liability under this Section 3.01.

                                   ARTICLE IV

                           PURCHASE PRICE AND PAYMENT

         Section 4.01. Purchase Price. (a) As consideration for the Purchased Assets, at the Closing, the Acquiror shall:

         (i) deliver or cause to be delivered to the Elan Companies the sum of $370 million, payable on the Closing Date by electronic funds transfer of immediately available funds to the accounts of such entities as are designated by the Elan Companies not less than two Business Days prior to the Closing Date (the "Purchase Price"); and

         (ii) assume the Assumed Liabilities.

         (b) At the Closing, the Purchase Price shall be (i) decreased by the lesser of (x) the dollar amount of Net Sales Revenue of Product in the Territory by the Elan Companies from the date of this Agreement until the earlier of the Closing Date and November 15, 2002("Pre-Closing Net Product Sales") and (y) $10 million, (ii) if the Closing Date shall be earlier than November 15, 2002, the Purchase Price shall also decreased by the Pre-November 15 Adjustment. If the Closing Date shall be later than November 15, 2002, decreased by the Post-November 15 Adjustment.

         Section 4.02. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code, and the Acquiror and the Elan Companies agree (a) to report the sale and purchase of the Purchased Assets for Tax purposes in accordance with such allocations and (b) not to take any position inconsistent with such allocations on any of their respective tax returns. The Elan Companies shall initially determine and send written notice to the Acquiror of the allocation of the Closing Purchase Price within 60 days following the execution of this Agreement. The Acquiror will be deemed to have accepted such allocation unless it provides written notice of disagreement to the Elan Companies within 10 days of receipt of the Elan Companies' notice of allocation. If the Acquiror provides such notice of disagreement to the Elan Companies, the parties shall proceed in good faith to determine the allocation in dispute. If within 10 days after the Elan Companies receive the Acquiror's notice of disagreement the parties have not reached agreement, the Accountants shall be engaged to determine the final allocation in dispute. The Elan Companies and the Acquiror shall share equally the fees of such Accountants.

         Section 4.03. Payment of Sales, Use and Other Taxes. The Elan Companies, on the one hand, and the Acquiror, on the other hand, shall share equally all sales, use, transfer, value added and other related Taxes, if any, arising out of the sale by the Elan Companies and their respective Affiliates of the Purchased Assets to the Acquiror pursuant to this Agreement; provided, however, that the Elan Companies shall pay all Indiana gross income taxes in the form of tax stamps to be attached to the deed transferring the Plant at Closing to the Marion County Treasurer's Office at the time of recording such deed at Closing.

         Section 4.04. Closing Date Inventory Value Adjustments. (a) As promptly as practicable, but in any event not later than 30 days after the Closing, the Elan Companies shall prepare and deliver to the Acquiror a statement calculating the Closing Date Inventory Value (the "Closing Date Inventory Value Statement").

         (b) During the 30 day period immediately following the Acquiror's receipt of the Closing Date Inventory Value Statement, the Acquiror shall be permitted to review the Elan Companies' books and records reasonably necessary to the preparation of the Closing Date Inventory Value Statement. The Closing Date Inventory Value Statement shall become final and binding upon the Acquiror and the Elan Companies at the end of such 30 day period, unless the Acquiror objects to the Closing Date Inventory Value Statement, in which case it shall send written notice (the "Notice of Objection") to the Elan Companies within such period, setting forth in specific detail the basis for its objection and its proposal for any adjustments to the Closing Date Inventory Value Statement. If a timely Notice of Objection is received by the Elan Companies, then the Closing Date Inventory Value Statement shall become final and binding (except as provided below with respect to resolution of disputes) on the Elan Companies and the Acquiror on the first to occur of (x) the date the Elan Companies and the Acquiror resolve in writing any differences they have with respect to the matters specified in the Notice of Objection and (y) the date all matters in dispute are finally resolved in writing by the Third Party Accounting Firm (as defined), in each case as provided below. The Elan Companies and the Acquiror shall seek in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary within 10 days following receipt of the Notice of Objection. If agreement is reached in writing within such 10 day period as to all proposed adjustments, or that no adjustments are necessary, the parties shall revise the Closing Date Inventory Value Statement accordingly. If the Elan Companies and the Acquiror are unable to reach agreement within 10 days following receipt of the Notice of Objection, then such certified public accounting firm of national reputation other than the auditors of the Elan Companies and the Acquiror as agreed upon by the Elan Companies and the Acquiror (the "Third Party Accounting Firm") shall be engaged at that time to review the Closing Date Inventory Value Statement, and shall make a determination as to the resolution of any adjustments. The determination of the Third Party Accounting Firm shall be delivered as soon as practicable following engagement of the Third Party Accounting Firm, but in no event more than 30 days thereafter, and shall be final, conclusive and binding upon the Elan Companies and the Acquiror and the parties shall revise the Closing Date Inventory Value Statement accordingly. The Elan Companies, on the one hand, and the Acquiror, on the other hand, shall each pay one-half of the cost of the Third Party Accounting Firm. Within 10 days of the date on which the Closing Date Inventory Value Statement becomes final and binding on the Elan Companies and the Acquiror, the Acquiror shall pay the Elan Companies the Closing Date Inventory Value Adjustment to the Elan Companies, if positive, and the Elan Companies shall pay the Closing Date Inventory Value Adjustment to the Acquiror, if negative.

                                    ARTICLE V

                                     CLOSING

         Section 5.01. Time and Place. Unless this Agreement is earlier terminated pursuant to Article XII, the closing of the transactions contemplated by Sections 2.01(a) and 3.01(a) of this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "Closing"), shall take place as promptly as practicable, but no later than five Business Days following satisfaction or waiver of the conditions set forth in Articles IX and X, at 10:00 a.m. at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, unless another time or place shall be agreed to by the parties (the "Closing Date").

         Section 5.02. Deliveries at Closing.

         (a) Closing Deliveries by the Elan Companies. At the Closing, the Elan Companies shall deliver or cause to be delivered to the Acquiror:

         (i) the Bill of Sale;

         (ii) an original of each of the Related Agreements, executed by the Elan Companies party thereto, and copies of all documents required to be delivered by the Elan Companies pursuant to the Related Agreements;

         (iii) an unredacted, fully executed copy of each of the Assumed Contracts;

         (iv) the Product Registrations;

         (v) assignment and assumption agreements and/or subcontracts, as applicable, in form and substance reasonably acceptable to the Elan Companies and the Acquiror, assigning to the Acquiror all rights of the Elan Companies in and to the Assumed Contracts;

         (vi) copies of all Elan Governmental Consents set forth on Schedule 5.02(a)(vi) (to the extent available in writing) and Elan Third Party Consents;

         (vii) a FIRPTA affidavit for EOI as required by Section 1445 of the Code for EOI;

         (viii) executed releases of any Encumbrances that are identified on
     Schedule 5.02(a)(viii); and

         (ix) a certificate signed by an officer of Elan Parent certifying as to the amount of Pre-Closing Net Product Sales and, if the Closing shall occur after November 15, 2002, Post-November 15 Net Product Sales.

         In addition, the Elan Companies shall use their commercially reasonable efforts to deliver such other instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to, and vest in, the Acquiror all of the Elan Companies' right, title and interest in and to the Purchased Assets and such other respective agreements and other documents, instruments and certificates in addition to good standing certificates, certified resolutions, receipts and such other items as may be reasonably requested by the Acquiror. Simultaneously with such deliveries, all such commercially reasonable steps will be taken by the Elan Companies as may be required to put the Acquiror in actual possession and operating control of the Purchased Assets.

         Furthermore, the Elan Companies shall use their commercially reasonable efforts to obtain and deliver all approvals, consents and actions of, filings with and notices to any Governmental or Regulatory Authority necessary (x) to permit the Elan Companies to perform their obligations under this Agreement and
(y) for the parties to consummate the transactions contemplated hereby, as are required under any Contract to which the Elan Companies are a party or by which any of the respective Purchased Assets are bound.

         (b) Closing Deliveries by the Acquiror. At the Closing, the Acquiror will deliver or cause to be delivered to the Elan Companies:

         (i) the Purchase Price in immediately available funds by wire transfer to an account or accounts that shall have been designated by the Elan Companies not less than two Business Days prior to the Closing Date;

         (ii) an original of each of the Related Agreements, executed by the Acquiror or its Affiliates party thereto, and copies of all documents required to be delivered by the Acquiror or its Affiliates pursuant to the Related Agreements;

         (iii) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to the Elan Companies and the Acquiror, as may be necessary to effect the Acquiror's assumption of the Assumed Liabilities; and

         (iv) copies of all the Acquiror Governmental Consents (to the extent available in writing) set forth on Schedule 5.02(b)(iv).

         Additionally, the Acquiror shall use its commercially reasonable efforts to deliver such other respective agreements and other documents, instruments and certificates in addition to good standing certificates, certified resolutions and such other items as may be reasonably requested by the Elan Companies.

         Section 5.03. Deliveries Relating to the Plant.

         (a) Deliveries by the Elan Companies. At the Closing, the Elan Companies shall deliver or cause to be delivered to the Acquiror the following with respect to the Plant:

         (i) a special warranty deed including warranties against grantor's acts, bill of sale, FIRPTA affidavit of EOI, general assignment, vendor's and title affidavits, tenant notices, and all documents reasonably requested by the Acquiror's title company in connection with the purchase of the Plant;

         (ii) copies of all consents required to be obtained from, or filings required to be made with, any Governmental or Regulatory Authority or other Person in connection with the Plant Assets (to the extent available in writing);

         (iii) an original of each of the Plant Contracts and the Supply Contracts;

         (iv) all the Plant Personal Property; and

         (v) ALTA owner's title insurance policies issued by a national title insurance company selected by Acquiror at regular rates (at Acquiror's expense) insuring Acquiror's fee simple title to the Plant, free and clear of all Encumbrances excepting only Plant Permitted Encumbrances, on the Plant and containing such affirmative insurance as the Acquiror may reasonably request.

         Additionally, the Elan Companies shall use their commercially reasonable efforts to deliver such other respective agreements and other documents, instruments and certificates in addition to good standing certificates, certified resolutions, receipts and such other items as may be reasonably requested by the Acquiror.

         (b) Prorations. Real estate Taxes, personal property Taxes, if applicable, and water and sewer rents and charges (if any) against the Plant for the year or quarter in which the Closing is held, shall be apportioned on a per diem basis between the Acquiror and the Elan Companies as of the date of the Closing, and all Tax adjustments shall be based on the fiscal year used by the Taxing authority. Utility charges and other current charges in connection with the Plant shall be apportioned in the same manner.

         (c) Deliveries by the Acquiror. The Acquiror shall use its commercially reasonable efforts to deliver or cause to be delivered to the Elan Companies such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to the Elan Companies and the Acquiror, as may be necessary to effect the Acquiror's assumption of the Plant Liabilities.

                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF THE ELAN COMPANIES

         Each Elan Company represents and warrants, jointly and severally, to the Acquiror as of (i) the date hereof and (ii) the Closing Date, except as to certain representations and warranties which expressly speak as of a date certain, which shall speak as of such date, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate

Sections hereof) supplied by the Elan Companies to the Acquiror and dated as of the date hereof (the "Elan Disclosure Schedule"), as follows:

         Section 6.01. Organization, Etc. Each Elan Company is duly organized, validly existing and, where applicable, in good standing under the laws of such Elan Company's jurisdiction of organization and has all requisite power and authority to own its assets and carry on the Business as currently conducted by it. Each Elan Company is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected to have an Adverse Effect. The certificate of incorporation, bylaws or other similar governing instruments and organizational documents (the "Charter Documents") of the Elan Companies that have been delivered to the Acquiror on or prior to the date hereof are effective under applicable Laws and are current, correct and complete.

         Section 6.02. Authority of the Elan Companies. Each Elan Company has all necessary corporate power and authority and has taken all actions necessary to enter into this Agreement and to execute and deliver the Related Agreements to which it is or will be a party and carry out the transactions contemplated hereby and by the Related Agreements to which it is or will be a party. The governing body of each Elan Company has taken all action required by Law and the Charter Documents of each Elan Company and otherwise to be taken by it to authorize (a) the execution and delivery of this Agreement and the Related Agreements to which it is or will be a party and (b) the consummation of the transactions contemplated hereby and by the Related Agreements to which it is or will be a party. This Agreement has been duly and validly executed and delivered by each Elan Company and, when executed and delivered by the Acquiror, will constitute a legal, valid and binding obligation of each Elan Company enforceable against it in accordance with its terms. When executed and delivered by each Elan Company and each Affiliate to which it is a party and by the Acquiror, each Related Agreement will constitute a legal, valid and binding obligation of each Elan Company and each Affiliate to which it is a party enforceable against it in accordance with its terms.

         Section 6.03. Consents and Approvals. (a) Schedule 6.03(a) of the Elan Disclosure Schedule sets forth a complete and accurate list (the "Elan Governmental Consents") of all material consents, waivers, approvals, Orders, permits or authorizations of, or registrations, declarations, payments or filings with, any Governmental or Regulatory Authority that are required by (including those that are required by applicable Law or any court order) or with respect to the Elan Companies or their respective Affiliates in connection with the execution and delivery of this Agreement and the Related Agreements by the Elan Companies or the performance of their respective obligations hereunder.

         (b) Schedule 6.03(b) of the Elan Disclosure Schedule sets forth a complete and accurate list (the "Elan Third Party Consents") of all material consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to the Elan Companies or their respective Affiliates in connection with the execution and delivery of this Agreement and the Related Agreements by the Elan Companies or the performance of their respective obligations hereunder and thereunder.

         Section 6.04. Non-Contravention. The execution and delivery by the Elan Companies of this Agreement does not, and the performance by them of their respective obligations under this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby will not, except as would not have an Adverse Effect:

         (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of any Elan Company;

         (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to any Elan Company, the Business or the Purchased Assets; or

         (c) conflict with or result in a breach or Default (or an event which, with notice or lapse of time or both, would constitute a breach or Default in any material respect) under any Assumed Contract.

         Section 6.05. Contracts. Schedule 6.05 of the Elan Disclosure Schedule sets forth a complete and correct list of each Contract to which each Elan Company or any of its Affiliates is a party that is material to the research, development, manufacture, marketing, sale or distribution of the Product or a Current Product Improvement, or to the ownership and/or operation of the Plant, and provides for aggregate annual payments, or has a value in excess, of $10,000. The Elan Companies have delivered to the Acquiror complete and correct copies of all such Contracts. Each of the Assumed Contracts is in effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Elan Company party to such contract; and each Elan Company has performed all of its required obligations under, and is not in violation or breach of or Default under, each such Contract. To the Knowledge of the Elan Companies, the other parties to such Contracts are not in violation or breach of or in Default under any such Contract.

         Section 6.06. Intellectual Property Rights. (a) The Product Intellectual Property set forth in Schedule 6.06(a) of the Elan Disclosure Schedule constitutes all of the Product Patent Rights, schedulable Copyrights, Scheduled Product Trademarks and schedulable Product Know-How that are necessary to the operation of the Business as has been and is now being conducted. As of the Closing Date, EPI owns or Controls all of the Product Intellectual Property set forth on Schedule 6.06(a).

         (b) To the Elan Companies' Knowledge, the operation of the Business, in the Territory, as has been and is now being conducted, does not presently infringe or misappropriate the Patent Rights or Know-How of any Person and neither any Elan Company, nor any Affiliates thereof, has received any written notice from any Person, or has Knowledge of, any actual or threatened claim or assertion to the contrary or of any facts or alleged facts which are likely to serve as the basis for any such claim or assertion.

         (c) Any necesssary registration, maintenance and renewal fees due in connection with the Scheduled Product Patent Rights and Scheduled Product Trademarks have been paid in a timely manner and all necessary documents and certificates in connection with the Scheduled Product Patent Rights and Scheduled Product Trademarks have, for the purposes of maintaining such

Scheduled Product Patent Rights and Scheduled Product Trademarks, been filed in a timely manner with the relevant Governmental or Regulatory Authorities.

         (d) The Product Intellectual Property set forth on Schedule 6.06(a) is free and clear of all Encumbrances except Permitted Encumbrances, and no Person other than the Elan Companies, including any current or former employee or consultant of the Elan Companies, has any proprietary, commercial or other interest in any of the Product Trademarks, Product Patent Rights, scheduled Copyrights, or material Product Know-How. There are no existing agreements, options, commitments, or rights with, of or to any Person to acquire or obtain any rights to, any of the Product Trademarks, Product Patent Rights, scheduled Copyrights or material Product Know-How.

         (e) EPI has the unrestricted right to assign, transfer and/or grant to the Acquiror all rights in the Product Patent Rights and Scheduled Product Trademarks that are being assigned, transferred and/or granted to the Acquiror under this Agreement and the Related Agreements, in each case free of any rights or claims of any Person and without payment of any royalties, license fees or other amounts to any Person.

         (f) None of the Product Patent Rights are invalid and all are subsisting and enforceable. None of the Product Patent Rights is currently involved in any interference, reissue, reexamination, or opposition proceeding, and neither any Elan Company, nor any of its Affiliates, has received any written notice from any Person, or has Knowledge, of any actual or threatened claim or assertion to the contrary, or of any facts or alleged facts which are likely to serve as a basis for any such claim or assertion.

         (g) Solely as it relates to the Product or a Current Product Improvement or the manufacture of the Product or a Current Product Improvement, to the Knowledge of the Elan Companies, there are no blocking Patent Rights owned or under the control of any Person that are not being licensed or assigned to Acquiror hereunder.

         (h) To the Knowledge of the Elan Companies, there is no unauthorized use, infringement or misappropriation of any of the Product Patent Rights or material Product Know-How by any Person, including any current or former employee or consultant of the Elan Companies, nor is there any material breach of any license, sublicense or other Contract authorizing any Person to use such Product Patent Rights or material Product Know-How.

         (i) There are no Actions or Proceedings (including any inventorship challenges) pending or to the Knowledge of the Elan Companies threatened with respect to any of the Scheduled Product Patent Rights nor have any such Actions or Proceedings been brought during the past five (5) years. Schedule 6.06(i) sets forth any and all settlements or agreements reached with respect to any such Actions or Proceedings.

         (j) Solely as it relates to the Product or a Current Product Improvement or the manufacture of the Product or a Current Product Improvement, the Elan Companies have not entered into any Contract (i) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Product Intellectual Property, or (ii) expressly agreeing to indemnify any Person against any charge of infringement of any of the Product Intellectual Property.

         (k) The Elan Companies have not entered into any Contract granting any Person the right to control the prosecution of any of the Scheduled Product Patent Rights.

         (l) None of the Scheduled Product Trademarks is or has been the subject of any opposition, cancellation, abandonment or similar proceeding, and neither any Elan Company, nor any of its Affiliates, has received any written notice from any Person, or has Knowledge, of any actual or threatened claim or assertion to the contrary, or of any facts or alleged facts which are likely to serve as a basis for any such claim or assertion.

         (m) To the Knowledge of the Elan Companies, there are no trademarks or trademark registrations or applications of any Person that are interfering or potentially interfering with the Scheduled Product Trademarks or any other material Product Trademarks.

         (n) The Elan Companies have taken reasonable and customary measures to maintain and protect, as applicable, the confidentiality of the Product Patent Rights and material Product Know-How.

         (o) The Elan Companies have taken reasonable and customary measures, with respect to marking the Scheduled Product Trademarks and material Copyrights

         (p) All current and former employees and consultants of the Elan Companies who are or have been substantively involved in the design, review, evaluation or development of the inventions embodied in the Product Trademarks, Product Patent Rights, Copyrights or the material Product Know-How have executed written Contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in the Elan Companies or their Affiliates exclusive ownership of such Product Trademarks, Product Patent Rights or material Product Know-How. The Elan Companies have provided the Acquiror with true, correct and complete copies of all such Contracts and, to the Knowledge of the Elan Companies, no such employee or consultant is in default under the terms of any such Contract.

         (q) The employment by Acquiror of the Sales Force Employees or Canadian Sales Force Employees who are material to the marketing of the Product or a Current Product Improvement or Plant Employees who are material to the operation of the Plant will, to the Knowledge of the Elan Companies, not be prohibited by or cause the breach of any Contract with a Person that restricts or limits the scope or type of work which, as applicable, the material Sales Force Employees, Canadian Sales Force Employees or Plant Employees were engaged in as of the Closing Date.

         (r) The Elan Companies, its Affiliates and its sublicensees have not applied or utilized PROMDAS to formulate any composition of matter or article of manufacture comprising Amphotericin B.

         (s) This Section 6.06 contains the only representations and warranties of the Elan Companies regarding Product Intellectual Property in this Agreement and the Related Agreements and no other provision hereof or thereof shall be construed to contain any such representation or warranty.

         Section 6.07. Employee Matters. Schedule 6.07 of the Elan Disclosure Schedule sets forth the names and titles of and current annual base salary or hourly rate for each Business Employee and each Canadian Sales Force Employee, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the most recent fiscal year or payable to each such person in the future, including the bonuses accrued for each such person and the vacation and severance benefits to which each such person is entitled.

         Section 6.08. Litigation. Except as would not have an Adverse Effect, there are no Actions or Proceedings pending or threatened in writing or, to the Knowledge of the Elan Companies, threatened orally against or in connection with
(i) the Purchased Assets or the Business; (ii) this Agreement or any Related Agreement; or (iii) the transactions contemplated by this Agreement or any Related Agreement. No Elan Company is subject to any Order that could reasonably be expected to materially impair or delay the ability of such Elan Company to perform its obligations hereunder or is in Default with respect to any court order applicable to the Purchased Assets.

         Section 6.09. Environmental Matters. (a) Except as would not have an Adverse Effect, the Elan Companies have obtained and hold all necessary Environmental Permits required in connection with the Product, a Current Product Improvement and the Purchased Assets.

         (b) Except as would not have an Adverse Effect, the Elan Companies are in compliance with all terms, conditions and provisions of all applicable (i) Environmental Permits, and (ii) Environmental Laws.

         (c) None of the Elan Companies has received any written notice regarding any requirement proposed for adoption or implementation under any Environmental Law applicable to the Product, a Current Product Improvement or the Purchased Assets.

         (d) None of the Elan Companies has been advised in writing by any Governmental or Regulatory Authority of any actual or potential change in the status or terms and conditions of any Environmental Permit required for the Product or the Purchased Assets either prior to or upon its renewal.

         (e) There are no pending or, to the Knowledge of the Elan Companies, threatened Environmental Claims against the Elan Companies in connection with the Product, a Current Product Improvement or the Purchased Assets, and the Elan Companies are not aware of any facts or circumstances which would reasonably be expected to form the basis for any Environmental Claim, which would have an Adverse Effect, against the Elan Companies in connection with the Product, a Current Product Improvement, Purchased Assets or any Site.

         (f) Except as would not reasonably be expected to give rise to an Environmental Claim against the Elan Companies which would have an Adverse Effect (i) no Releases of Hazardous

Materials have occurred at, from, in, to, on or under the Plant since June 30, 2000 and, to the Knowledge of the Elan Companies, prior to June 30, 2000 and
(ii) to the Knowledge of the Elan Companies no Hazardous Materials are present in, on or migrating to or from any Site.

         (g) To the Knowledge of the Elan Companies, neither the Elan Companies, any predecessor of the Elan Companies, nor any entity previously owned by the Elan Companies, has transported or arranged for the treatment, storage, disposal or transportation of any Hazardous Material in connection with operations at any Site to any off-Site location, which would reasonably be expected to result in an Environmental Claim against the Elan Companies which would have an Adverse Effect.

         (h) To the Knowledge of the Elan Companies, no Site is a current or proposed Environmental Clean-up Site.

         (i) There are no Encumbrances (other than Permitted Encumbrances) imposed pursuant to any Environmental Law on any Site, and to the Knowledge of Elan Companies, there are no facts, circumstances, or conditions that would reasonably be expected to result in the imposition of Encumbrances under any Environmental Law on any Site.

         (j) There are no (i) underground storage tanks, active or abandoned;
(ii) polychlorinated biphenyl-containing equipment; or (iii) friable asbestos material at the Plant.

         (k) To the Knowledge of the Elan Companies, there have been no environmental or health and safety investigations, studies, audits (internal or by a third party consultant), tests or other analyses (including sampling reports) (collectively, "Environmental Reports") which are in the possession of the Elan Companies or their agents or representatives with respect to any Site or any of the Purchased Assets, which have not been made available to the Acquiror or its agents or representatives prior to execution of this Agreement, and all such Environmental Reports so made available to the Acquiror or its agents or representatives are listed in Schedule 6.09(k).

         (l) This Section 6.09 contains the only representations and warranties of the Elan Companies regarding environmental matters in this Agreement and the Related Agreements and no other provision hereof or thereof shall be construed to contain any such representation or warranty.

         Section 6.10. Compliance with Law. (a) Except as would not have an Adverse Effect, the Business is conducted by the Elan Companies and their respective Affiliates in compliance with all applicable Law including the Social Security Act, the rules and regulations and policies of the U.S. Department of Health and Human Services, and all public health and safety provisions of state Law and regulations, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees and applicable laws, including the FDA Act.

         (b) Except as would not have an Adverse Effect, all governmental licenses, permits, registrations, Product Registrations, approvals, concessions, franchises and authorizations principally employed in, or necessary to the ongoing conduct of, the Business are in full force and effect.

         (c) Except as would not have an Adverse Effect, since June 30, 2000, no Governmental or Regulatory Authority has served Notice on the Elan Companies or any of their respective Affiliates that the Business (as of the date of this Agreement) or the Transferred Assets were or are in violation of any Law or the subject of any investigation.

         (d) Except as would not have an Adverse Effect, since June 30, 2000, none of the Elan Companies or any of their respective Affiliates has received written notice from any Governmental or Regulatory Authority that there are any circumstances currently existing which would reasonably be expected to lead to any loss of or refusal to renew any material governmental licenses, permits, registrations, Product Registrations, approvals, concessions, franchises and authorizations relating to the Product or the Transferred Assets on terms less advantageous to the Elan Companies and their respective Affiliates than the terms of those governmental licenses, permits, registrations, Product Registrations, approvals, concessions, franchises and authorizations currently in force.

         (e) (i) Except as would not have an Adverse Effect, the Business is conducted in compliance with all applicable Laws in connection with the preparation and submission to the FDA of each of the INDs or NDAs relating to the Product or a Current Product Improvement (if any), and each of the INDs or NDAs relating to the Product or a Current Product Improvement (if any) has been approved by, and none of the Elan Companies or any of their respective Affiliates has received any written Notice, or otherwise has Knowledge of any facts, which have, or reasonably should have, led the Elan Companies to believe that any of the INDs or NDAs relating to the Product or a Current Product Improvement are not currently in good standing with, the FDA. The Elan Companies or its Affiliates have filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each IND or NDA relating to the Product or a Current Product Improvement. With respect to the Product, the applicant of each IND or NDA relating to the Product or a Current Product Improvement, and all Persons performing operations covered by the application acted in compliance with 21 U.S.C. (Section) 355 or 357, 21 C.F.R. Parts 312 or 314 et seq., respectively, and all terms and conditions of such applications and Division 8 of the Food and Drugs Act Regulations (Canada).

         (ii) To the Knowledge of the Elan Companies or any of their Affiliates, no Governmental or Regulatory Authority (including the FDA) has commenced or threatened to initiate any action to withdraw the Product Registrations or request the recall of the Product, or commenced or threatened to initiate any action to enjoin production of the Product at any facility in the Territory, nor have the Elan Companies or any of their Affiliates received any Notice to such effect since June 30, 2000.

         (iii) All manufacturing operations conducted by the Elan Companies and their respective Affiliates since June 30, 2000 relating to the manufacturing of the Product have been conducted in compliance in all material respects with Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211 and the applicable provisions of Division 2 of the Food and Drugs Act Regulations (Canada).

         (iv) The Elan Companies and their respective Affiliates have delivered to the Acquiror copies of all (A) reports of FDA Form 483 inspection observations, (B) establishment inspection reports, (C) warning letters, and (D) other documents that assert ongoing lack of compliance in any material respect with any applicable laws or regulatory requirements (including those of the FDA), in each case to the extent received since June 30, 2000 by the Elan Companies or any of the Elan Companies' Affiliates from the FDA or any other Governmental or Regulatory Authority relating to the Product and/or arising out of the conduct of the Business.

         (v) None of the Business Employees or Canadian Sales Force Employees, nor any agents of the Elan Companies employed in the Business or at the Plant, have been disqualified or debarred by the FDA for any purpose, or been charged with or convicted under United States or Canadian federal Law for conduct relating to the development or approval, or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992, the FDA Act or any other relevant Law.

         (vi) To the Knowledge of the Elan Companies, no employees or agents of the Elan Companies or any of their Affiliates have made an untrue statement of a material fact to any Governmental or Regulatory Authority with respect to the Product or a Current Product Improvement (whether in any submission to such Governmental or Regulatory Authority or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental or Regulatory Authority with respect to the Product or a Current Product Improvement.

         Section 6.11. Inventory. All of the Finished Product Inventory (a) is good, issuable and merchantable in the Ordinary Course of Business, (b) was produced or manufactured in accordance with the specifications for such Product as set forth in the applicable Product Registrations and in compliance with applicable Law and (c) has at least a 12 month shelf life. The Elan Companies at Closing will have good and marketable title to the Inventory free and clear of any Encumbrances other than Permitted Encumbrances.

         Section 6.12. Brokers. The Acquiror has no, and will have no, obligation to pay any brokers (including real estate brokers), finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Elan Companies.

         Section 6.13. Title to and Sufficiency of Transferred Assets. The Elan Companies have good title to, or a valid and subsisting leasehold, license or other contractual interest in or right to use, the tangible personal property included in the Transferred Assets, subject to no Encumbrances (other than Permitted Encumbrances). All tangible personal property (other than Product Inventory) included in the Transferred Assets (including the Plant Assets) are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted, and are free from any known defects. The Transferred Assets constitute all of the assets, Contracts, Governmental Permits, rights and services required for the continued operation of the Business by the Acquiror as operated by the Elan Companies during the past 12 months.

         Section 6.14. Financial Information. The Elan Companies delivered to the Acquiror correct and complete copies of certain unaudited financial information regarding the sales of the Product (the "Financial Information"). The Financial Information accurately presents the information for the periods indicated, based upon the accounting principles, and subject to the limitations, set forth on Schedule 6.14.

         Section 6.15. Certain Personal Property. Schedule 6.15 is a complete schedule of all fixed assets of the Elan Companies necessary for the operation of the Plant or for the proper functioning of the Sales Force Employees or the Canadian Sales Force Employees, describing all items of tangible personal property with a value of at least $25,000. All of such personal property included on Schedule 6.15 is usable in the Ordinary Course of Business and conforms in all material respects and will conform with any applicable Laws relating to its construction, use and operation. Except for those items subject to the Non-Real Estate Leases, no Person other than the Elan Companies owns any vehicles, equipment or other tangible assets located on the Plant necessary for the operation of the Plant or for the proper functioning of the Sales Force Employees or the Canadian Sales Force Employees. Such assets set forth on
Schedule 6.15 are suitable for the purposes for which such assets are currently used or are held for use and are in good working condition, subject to normal wear and tear, and there are no facts or conditions affecting such assets that interfere in any material respect with the operation of the Business.

         Section 6.16. Non-Real Estate Leases. Schedule 6.16 lists all tangible assets and property necessary for the operation of the Plant or for the proper functioning of the Sales Force Employees or the Canadian Sales Force Employees (other than real property) that are possessed by an Elan Company under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $25,000 (each, an "Immaterial Lease").
Schedule 6.16 also lists the leases under which such assets and property listed in Schedule 6.16 are possessed. All of such leases (excluding Immaterial Leases) are referred to herein as the "Non-Real Estate Leases."

         Section 6.17. Insurance. Schedule 6.17 lists all policies or binders of insurance held by or on behalf of the Elan Companies or their Affiliates and relating to or covering risks of the Business, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. These policies of insurance and the amounts of coverage on the Purchased Assets are reasonable and customary in the industry and in relation to the nature of the Purchased Assets. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no Notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Elan Companies or their Affiliates.

         Section 6.18. Customers and Suppliers. EPI has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of the customers and suppliers of the Business. Schedule 6.18 specifies for the year ending December 31, 2001 the names of the customers that were, in the aggregate, the 20 largest customers in terms of dollar value of Products, sold by the Business. None of such customers has given EPI Notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with EPI relating to the Business. Schedule 6.18 also specifies for the year ending December 31, 2001 the names of the suppliers of Amphotericin B, DMSO, MeCl2 and lipids. None of such suppliers has given EPI Notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with such EPI relating to the Business.

         Section 6.19. Operation of the Business; Description of the Business. Since June 30, 2000 (a) the Business has been conducted only through EPI, EOI, ECI and their respective predecessors and not through any other divisions or any direct or indirect Subsidiary or Affiliate of EPI, EOI or ECI and (b) no part of the Business has been operated by any Person other than EPI, EOI, ECI or their respective predecessors. No Person other than EPI, EOI or ECI owns or possesses any material Assets or Properties that have been used in the Business, other than Persons who have granted to EPI, EOI, ECI or their respective predecessors leasehold interests in or valid licenses to use other Assets or Properties used in the Business pursuant to Contracts that are listed on Schedule 6.19. Neither EPI, EOI or ECI nor any Subsidiary or Affiliate of EPI, EOI or ECI engages in research, development, manufacture, distribution, marketing, sale or promotion of Competitive Products in the Territory other than in the Business.

         Section 6.20. Plant Matters.

         (a) Title. EOI has good fee simple title to the Plant, free and clear of all Encumbrances, except for Plant Permitted Encumbrances. The Plant constitutes all of the real property necessary to manufacture the Product.

         (b) Regulatory Compliance. The Plant and the Elan Companies' operation thereof materially comply with all applicable federal, state and local Laws, regulations, codes, Orders, ordinances, rules, regulations and statutes and any restrictive covenants applicable to the Plant. The Elan Companies have received no written Notice from any Governmental or Regulatory Authority of any violations of any federal, state or local Law, regulation or ordinance affecting any portion of the Plant. The current zoning classification of the Plant is I-2-S, and the current use of the Plant is legal.

         (c) Public Improvements. No assessment for public improvements has been made with respect to the Plant which remains unpaid, including those for construction of sewer, water, electric, gas or steam lines and mains, streets, sidewalks and curbing. The Elan Companies know of no public improvements, which have been ordered to be made or which have not heretofore been completed, assessed and paid for.

         (d) No Mechanics' Liens. No material labor has been or will be performed or material furnished for the Plant (i) for which the Elan Companies have not heretofore fully paid, or (ii) for which a mechanic's or materialman's lien or liens, or any other lien, can be claimed by any Person.

         (e) Condition of Improvements. The improvements included in the Plant are (i) fit for their intended purposes, (ii) in good working order and condition (wear and tear excepted), and (iii) in compliance in all material respects with all applicable Laws.

         (f) Utilities. The Plant is served by public utilities and services in the surrounding community, including police and fire protection, public transportation, refuse removal, public education, and enforcement of safety codes which are adequate in relation to the premises and location on which the Plant is located. The Plant is serviced by public water and sewer systems which are adequate in relation to the improvements and location on which the Plant is located. All liquid and solid waste disposal, septic and sewer systems located at the Plant are in good and safe condition and repair and in material compliance with all applicable Laws.

         (g) Real Estate Leases. Attached hereto as Schedule 6.20(g) is a true, correct and complete list of all leases, if any, for any portion of the Plant (collectively, the "Real Estate Leases" and individually a "Real Estate Lease"), identifying for each tenant the name, rent, amount of security deposit, prepaid rent, lease commencement and termination dates, renewal options, option rent, any rent escalation provisions and provisions pertaining to reimbursement for operating costs and real estate taxes. All of the Real Estate Leases are in full force and effect and there are no defaults thereunder. There are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Plant. No tenant has or has claimed any claim, offset, right of recoupment or defense against the landlord under its Lease or otherwise. All obligations of the landlord required to be performed under all Real Estate Leases prior to the Closing Date, have been and will be fully performed by the Elan Companies. No tenant has any option or right of first refusal to purchase all or any portion of the Plant. The copies of the Real Estate Leases delivered to the Acquiror prior to the date of this Agreement are true, correct and complete, and there are no understandings, representations, warranties or promises with any of the tenants which are not fully set forth in the copies of the Real Estate Leases which have been delivered to the Acquiror.

         (h) Service Contracts. There are no management, service, equipment, supply, maintenance or concession agreements with respect to or affecting the Plant that will remain in effect after the sale of the Plant to the Acquiror (the "Service Contracts"). The Elan Companies shall perform all of their obligations under the Service Contracts through the date that the Plant is sold to the Acquiror. The copies of the Service Contracts delivered to the Acquiror prior to the date of this Agreement are true, correct and complete, and there are no written understandings, representations, warranties, or promises with any of the contractors that are not fully set forth in the copies of the Service Contracts that have been delivered to the Acquiror.

         (i) Condemnation; Other Government Action. The Elan Companies have not received any written Notice of any condemnation Action or Proceeding or other Action or Proceeding in the nature of eminent domain with respect to the Plant, and no such proceedings are threatened in writing or to the Elan Companies' Knowledge, orally. The Elan Companies have received no written Notice of, nor do they have any Knowledge of, any pending or threatened Action or Proceeding relating to (i) zoning changes or (ii) increase in tax assessment. If the Elan Companies receive any such written Notice or learn of any such Action or Proceeding, the Elan Companies shall immediately notify the Acquiror in writing of same. In the event of any such taking or threatened taking, Elan

Companies shall assign to Acquiror all of their right, title and interest in all proceeds and awards payable in respect to such taking.

         (j) Flood Plain. The Plant is not located within a "flood plain area" as defined by the United States government pursuant to the Flood Disaster Protection Act of 1973, as amended.

         Section 6.21. No Other Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE RELATED AGREEMENTS, THE ELAN COMPANIES DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCT AND THE PRODUCT IMPROVEMENTS, THE TRANSFERRED ASSETS AND THE BUSINESS, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

                                   ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

         The Acquiror represents and warrants to the Elan Companies as of (i) the date hereof and (ii) the Closing Date, except as to certain representations and warranties which expressly speak as of a date certain, which shall speak as of such date, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) supplied by the Acquiror to the Elan Companies and dated as of the date hereof (the "Acquiror Disclosure Schedule") as follows: Section 7.01. Corporate Organization. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and carry on its business as currently conducted by it. The Acquiror is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Acquiror.

         Section 7.02. Authority of the Acquiror. The Acquiror has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Acquiror has taken all action required by Law, its Charter Documents, Bylaws or other organizational documents or otherwise to be taken by it to authorize the execution and delivery of this Agreement by the Acquiror and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Acquiror and, when executed and delivered by each Elan Company, will constitute a legal, valid and binding obligation of the Acquiror enforceable against it in accordance with its terms. When executed and delivered by each Elan Company and each Affiliate to which it is a party and by the Acquiror, each Related Agreement will constitute a legal, valid and binding obligation of the Acquiror enforceable against it in accordance with its terms.

         Section 7.03. Consents and Approvals. Schedule 7.03 sets forth a complete and accurate list of all material consents, notices, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority that are required by the Acquiror in connection with the execution and delivery of this Agreement by the Acquiror or the performance of its obligations hereunder (the "Acquiror Governmental Consents").

         Section 7.04. Non-Contravention. The execution and delivery by the Acquiror of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, except as would not have an Acquiror Adverse
Effect:

         (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of the Acquiror;

         (b) assuming the receipt of all consents, waivers, approvals, Orders or authorizations of Governmental and Regulatory Authorities required to be obtained by the Acquiror and the making of all registrations, declarations or filings with Governmental and Regulatory Authorities required to be made by the Acquiror, conflict with or result in a violation or breach of any term or provision of any Law applicable to the Acquiror; or

         (c) conflict with or result in a breach or Default (or an event which, with notice or lapse of time or both, would constitute a breach or Default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any Encumbrance upon any Contract to which the Acquiror is a party or by which the Acquiror or any of its assets is bound.

         Section 7.05. Litigation. Except as would not have an Acquiror Adverse Effect, there are no Actions or Proceedings pending or threatened in writing, or to the Knowledge of the Acquiror threatened orally, against, relating to, affecting or arising in connection with (i) this Agreement or any Related Agreement or (ii) the transactions contemplated by this Agreement. The Acquiror is not subject to any Order that could reasonably be expected to materially impair or delay the ability of the Acquiror to perform its obligations hereunder.

         Section 7.06. Brokers. The Elan Companies have no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Acquiror.

         Section 7.07. Financial Capability. As of the date of this Agreement, the Acquiror and its subsidiaries have at least $400 million of cash, cash equivalents and marketable securities with a maturity of less than one year. Prior to the Closing, the Acquiror shall not permit such assets to fall below $400 million, unless otherwise agreed to in writing with the Elan Parent.

         Section 7.08. No Other Warranties. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE RELATED AGREEMENTS,

THE ACQUIROR DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE SUBJECT MATTER OF SUCH AGREEMENTS, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

                                  ARTICLE VIII

                            COVENANTS OF THE PARTIES

         Section 8.01. Preservation of Purchased Assets; Limitations on Distribution. (a) Except as otherwise contemplated by this Agreement or the Related Agreements, from the date of this Agreement until the Closing Date, without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld), the Elan Companies (i) shall not, and shall cause their respective Affiliates not to, lease, license, mortgage, pledge or subject to any Encumbrance any Purchased Asset and (ii) shall not, and shall cause their respective Affiliates not to, transfer or grant any rights or options in or to any of the Purchased Assets (other than Product Inventory).

         (b) In furtherance of and in addition to subsection (a), none of the Elan Companies shall (i) except in the Ordinary Course of Business incur any Liability which would be an Assumed Liability, (ii) except as contemplated by this Agreement or the Related Agreements enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Contract which would be an Assumed Liability or incur any Liability which would be an Assumed Liability outside the Ordinary Course of Business unless the executory obligation on the part of such Elan Company in any such individual case is less than $10,000, (iii) violate, breach or Default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or a Default under any term or provision of any material Contract, (iv) other than pursuant to or in connection with its financing arrangements with its lenders create any Encumbrance on any of the Purchased Assets, (v) except in the Ordinary Course of Business, alter the salaries or other compensation payable to any Business Employee or Canadian Sales Force Employee or (vi) sell Product in the Territory other than in the Ordinary Course of Business and, to the extent the Closing has not occurred by November 15, 2002, generate more than $1.5 million per week (or fraction thereof) of Net Sales Revenue from such date. Each Elan Company shall maintain and service the Purchased Assets consistent with past practice and use its best commercially reasonable efforts to preserve intact the Business as it is currently organized.

         Section 8.02. Commercially Reasonable Efforts. Following the date hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to the obligations of the other party hereto to consummate the transactions contemplated hereby to be satisfied at the Closing, including (i) obtaining all consents and approvals of all Persons and Governmental or Regulatory Authorities and removing any injunctions or other Encumbrances, other than Permitted Encumbrances, on the Purchased Assets, impairments or delays the obtaining or removal of which are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement and (ii) commercially reasonable efforts by Elan Parent to prepare and disseminate to its shareholders a "Class 1 Circular" in accordance with the requirements of the UK Listing Authority and the Dublin Stock Exchange for the solicitation of the approval by Elan Parent's shareholders of the transactions contemplated by this Agreement and the Related Agreements, and to duly and promptly convene a meeting of such shareholders (the "Elan Shareholders Meeting") for the purpose of voting on such approval and to seek such shareholder approval.

         Section 8.03. Cooperation. (a) Following the date hereof, each party shall cooperate fully with the other in preparing and promptly filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including the Elan Companies' cooperation in the efforts of the Acquiror to obtain any consents and approvals of any Governmental or Regulatory Authority required for the Acquiror to be able to own the Purchased Assets. In any event, Elan Companies shall have filed transfer letters with FDA for all Product Registrations and for all Manufacturing Process and Plant Registrations no later than five days after the Closing Date.

         (b) Following the date hereof, each party shall cooperate with and take commercially reasonable actions required by Governmental or Regulatory Authorities to permit the Elan Companies and their Affiliates outside the Territory and the Acquiror and its Affiliates inside the Territory to obtain all consents, approvals, registrations, certificates, permits, licenses or other approvals of applicable Governmental or Regulatory Authorities required, (i) in the case of the Elan Companies and their Affiliates, to export the Product from the Territory and to import, market, promote, sell and distribute the Product in any and all jurisdictions outside the Territory ("Marketing Authorizations") and
(ii) in the case of the Acquiror and its Affiliates, to market, promote, sell and distribute the Product in the Territory. Such assistance may include providing reasonable data, technical information, or other information owned or controlled by such party and required by Governmental or Regulatory Authority to obtain or maintain the Marketing Authorizations or Product Registrations, as the case may be. Each party shall instruct its employees and financial advisors to provide such cooperation to the other, it being understood that the requesting party shall reimburse the responding party promptly for reasonable and necessary out-of-pocket expenses incurred by the responding party in complying with any such request by or on behalf of the requesting party.

         Solely with respect to the manufacture of the Product in the United States, and additionally with respect to the Elan Companies, their Affiliates and their sublicensees, solely as required by applicable law for any Marketing Authorizations, each party hereby grants reference rights under all Product Registrations, including, without limitation, any Drug Master File for the Product to the Elan Companies, their Affiliates and their sublicensees or the Acquiror, its Affiliates and their sublicensees and agrees to rights of reference or their regulatory equivalent, as the case may be, and agrees to execute or cause its Affiliates, sublicensees or agents to execute any necessary authorization letters as may be reasonably required.

         (c) All rights afforded to the Elan Companies or their Affiliates under this Section 8.03(b) and (c) are freely transferable, in whole or in part, with that portion or the business, assets or rights transferred by the Elan Companies or their Affiliates to which such rights relate. Except as where such a change is not likely to cause the Elan Companies or their Affiliates a material impact on a Product Registration or Marketing Authorization or the right to make or have made provided for in the License Agreement, the Acquiror shall not, without first consulting with the Elan Companies where practical, make any material change in the Drug Master File or the Product Registrations or Marketing Authorizations relating to the Chemistry, Manufacturing and Control filings made as of the Closing Date. The Elan Companies shall be provided ninety (90) days prior notice of any such change.

         (d) The Elan Companies shall use commercially reasonable efforts (and the Acquiror shall cooperate with the Elan Companies) to take all steps required under the Food and Drugs Act (Canada) to ensure that the DEL is maintained in full force and effect, including causing the holder of the DEL to prepare and file an application to amend the DEL as a result of the transactions contemplated by this Agreement and the Related Agreements, and to cause the holder of the DEL to make all required filings and notices to Health Canada of any changes to information previously reported to Health Canada arising out of transactions contemplated by this Agreement and the Related Agreements.

         (e) Notwithstanding anything in this Agreement to the contrary, the Elan Companies shall fully provide to Acquiror, and shall cause their accountants to fully cooperate, at Acquiror's expense, in providing Acquiror on or prior to the Closing, such audited financial statements for the three most recent fiscal years concerning the Product, the Business, the Plant or such other audited financial information as may be required by applicable Law to be disclosed or reported by Acquiror concerning the Product, the Business, the Plant or as may be reasonably requested by Acquiror in connection therewith.

         Commencing upon the date of this Agreement, in a reasonably prompt manner and, working together, the parties shall identify an alternative supplier of Amphotericin B and the Acquiror, at its sole cost and expenses shall take such steps that are customary and reasonable in the industry to validate and qualify such supplier as a supplier of Amphotericin B in each country outside of the Territory where the Elan Companies have launched Abelcet (a "Second Ampho B Source"). After the Acquiror has discharged its obligation in the prior sentence, the Elan Companies shall, in a reasonably prompt manner and with respect to each country outside of the Territory in which the Elan Companies have launched Abelcet and at its sole cost and expense, obtain those approvals, or as applicable waivers, required by applicable local Law as may be required to permit the use of the Second Ampho B Source as a source of raw materials for Abelcet in each country outside of the Territory in which the Elan Companies have launched Abelcet. Between the date of the execution of this Agreement and two (2) days prior to the Closing Date, the parties shall agree upon a schedule for the validation and qualification of the Second Ampho B Source with respect to each country outside of the Territory in which Elan has launched Abelcet. The Aquiror and the Elan Companies shall consult with each other and shall provide regular reports on the status of their respective activities under this paragraph.

         (f) Notwithstanding anything herein to the contrary, none of the parties may rely on the failure of any condition set forth in Article IX or
Article X, as applicable, to be satisfied if such failure was caused by such party's failure to use its reasonable efforts to consummate the transactions contemplated by this Agreement and the Related Agreements, as required by and subject to this Section 8.03.

         Section 8.04. Risk of Loss. The Elan Companies shall bear all risk of loss with respect to the Plant and the Plant Assets unless and until the Closing occurs. If the Plant, the Plant Assets, or any part thereof, is damaged or destroyed by fire, or other casualty prior to the Closing, then the Acquiror shall have the right to receive assignment of all insurance proceeds, including any applicable deductible.

         Section 8.05. Access. (a) From the date hereof until the Closing, Elan Companies shall permit Acquiror and its representatives to have access, during regular business hours and upon reasonable advance Notice, to the Transferred Assets that will be transferred at the Closing and any associated aspects of the Business and shall provide Acquiror with all assistance, information and data reasonably requested by Acquiror in connection with Acquiror's rights and obligations under Section 8.10 hereof, and shall permit the Sales Force Employees, Canadian Sales Force Employees and Plant Employees to cooperate with Acquiror in connection therewith, all subject to reasonable rules and regulations of Elan Companies and any applicable Laws. Elan Companies shall instruct their respective employees, counsel and financial advisors to cooperate with Acquiror in its investigation of the Business, it being understood that Acquiror shall reimburse Elan Companies promptly for reasonable and necessary out of pocket expenses incurred by Elan Companies in complying with any such request by or on behalf of Acquiror.

         (b) Upon the reasonable request of Elan Companies, Acquiror shall at all times following the Closing, to the extent permitted by Law, grant to Elan Companies and their respective representatives the right, during normal business hours and upon reasonable prior Notice, to inspect and copy the Books and Records and other documents in Acquiror's possession to the extent pertaining to the operation of the Business prior to the Closing Date for Tax purposes and in connection with Actions or Proceedings involving third parties (except as otherwise stated in Section 8.05(c) below). Elan Companies shall maintain all such Books and Records, and any information derived therefrom, as confidential information of Acquiror in accordance with the provisions of Section 8.06 of this Agreement.

         (c) Following the date hereof, each of the parties agrees to use commercially reasonable efforts to keep and maintain all Books and Records and other documents in existence on the Closing. Acquiror further agrees to make its personnel and those of its Affiliates reasonably available to the other parties or their respective representatives to the extent such access is reasonably related to any Excluded Assets, or is otherwise reasonably necessary to comply with the terms of this Agreement or to comply with any applicable Law, it being understood that the parties requesting access shall reimburse the other party promptly for its reasonable and necessary out-of-pocket expenses incurred in complying with any such request.

         (d) Elan Companies agree to make personnel of Elan Companies or their Affiliates reasonably available to Acquiror or its respective representatives to the extent such access is reasonably related to any Purchased Assets, or is otherwise reasonably necessary for Acquiror to comply with the terms of this Agreement or to comply with any applicable Law, it being understood that Acquiror shall reimburse Elan Companies promptly for their reasonable and necessary out-of-pocket expenses incurred in complying with any such request by or on behalf of Acquiror.

         (e) Acquiror, from time to time prior to the Closing, shall have the right to inspect and investigate the Plant and audit and copy all existing books, records, surveys, plans and all other materials relating to the Plant, perform surveys, make engineering studies and perform whatever tests and evaluations of the Plant as Acquiror may elect, all either independently or through agents, representatives or contractors of Acquiror's choosing; provided, however, that such actions shall not include the right to conduct any sampling or testing, including, without limitation, sampling or testing of soil, surface water, ground water or wastes or perform any other intrusive acts. Such investigation by Acquiror may include: (i) matters relating to governmental and other legal requirements with respect to the Plant, including taxes, assessments, zoning, use permit requirements and building codes; (ii) compliance with zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Plant; (iii) the operation, management and physical condition of the Plant, including the interior, the exterior, the square footage of the improvements, the structure, the roof, the paving, the utilities, and all other physical, functional and other aspects of the Plant; and (iv) all matters relating to the income and operating or capital expenses of the Plant and all related financial matters. In connection with any entry by Acquiror or any of its agents, employees or contractors onto the Plant, Acquiror shall give Elan Companies reasonable advance Notice of such entry and shall conduct such entry and any inspections so as to reasonably minimize interference with the business conducted therein.

         (f) At the Closing, Elan Companies shall deliver to Acquiror all necessary photo-ready art (or its substantial equivalent) for all Marketing Materials, and for all packaging and labeling for the Product in the Territory, including all related artwork and inserts.

         Section 8.06. Public Announcements; Confidentiality. (a) Each of the Elan Companies and the Acquiror agrees that, prior to the Closing, it and its representatives shall keep the facts surrounding the negotiation of this Agreement and the transactions contemplated hereby, any disclosures made herein and hereunder, confidential and shall not disclose such information to any other Person, except for its advisors, accountants, attorneys, consultants and agents with a need to know and who agree to maintain the confidentiality of such information, through a press release or otherwise (except as necessary to carry out the terms of this Agreement or to the extent such information becomes public information or generally available to the public through no fault of such party or its Affiliates) without the prior written consent of the other party, unless such party has been advised by counsel that disclosure is required to be made under applicable Law or the requirements of a national securities exchange or another similar regulatory body.

         (b) Each party shall not, and shall require that its Affiliates and its and their distributors do not, use or reveal or disclose to third parties any Confidential Information without first obtaining the written consent of the other party, except as may be reasonably necessary in performing such party's obligations or exercising such party's rights under this Agreement. Notwithstanding the foregoing, each party may disclose any Confidential Information to its Advisors and Affiliates and its and their distributors on a need-to-know basis only, and such party shall be responsible for such

Persons' compliance with the provisions of this paragraph with respect thereto. Each party shall take, and shall require its Advisors and Affiliates and its and their distributors to take, reasonable steps to prevent any unauthorized use or disclosure of any Confidential Information. The foregoing obligations in this
Section 8.06 shall not apply to information which (i) is or becomes a matter of public knowledge through no fault of a party or any Person to whom such party provided such information, (ii) is reasonably required to be disclosed in connection with obtaining or maintaining Patent Rights or regulatory approvals for the Product or a Current Product Improvement, or (iii) is required by Law to be disclosed, provided that the disclosing party uses reasonable efforts to give the other party advance written notice of such required disclosure in sufficient time to enable the other party to seek confidential treatment for such information, and provided further that the disclosing party limits the disclosure to that information which is required to be disclosed. As used herein, "Confidential Information" means all Know-How and any proprietary or trade secret information or data relating to the Product or a Current Product Improvement or such other information that either party identifies to the other in writing as confidential.

         (c) From and after the date hereof until the Closing, the provisions of the confidentiality agreement dated as of August 16, 2002 between the Elan Parent and the Acquiror (the "Confidentiality Agreement") shall apply to any information disclosed to the Acquiror pursuant to this Agreement or any Related Agreement, or otherwise in connection with the transactions contemplated hereby, except as otherwise provided by this Agreement (including Sections 8.05 and 8.10). Following the Closing, the Confidentiality Agreement will terminate in its entirety, with no further obligation on the part of any party thereto. In addition, the transactions contemplated by the Agreement shall not constitute a breach or violation of the terms of the Confidentiality Agreement.

         Section 8.07. Corporate Names. (a) Except as set forth in this Section 8.07, Acquiror shall promptly, and in any event within 120 days after the Closing Date, complete the revision of all advertising and promotional materials and literature relating to the Product (i) to delete all references to the Corporate Names and (ii) to delete all references to Elan Companies' or their respective Affiliates' customer service address or phone number; provided, however, that for a period of 120 days from the Closing Date Acquiror may continue to distribute advertising and promotional materials and literature that use the Corporate Names, addresses or phone numbers to the extent that such advertising and promotional materials and literature exist on the Closing Date; and provided, further, that the Corporate Names may remain on any advertising and promotional materials and literature to the extent required by Law or any Governmental or Regulatory Authority for any reason, including due to the fact that one of the Elan Companies is the manufacturer of the Product. Subject to the terms and conditions herein, Elan Companies hereby grant a non-exclusive license to Acquiror and its Affiliates to use the Corporate Names on all advertising and promotional materials and literature for the Product (including any Promotional Materials), to the extent specified herein. Acquiror will destroy its inventory of any remaining advertising and promotional materials and literature in its possession bearing the Corporate Names, address, or phone number, which Corporate Names, address and phone numbers are not deleted pursuant to Section 8.07(a)(i) and (ii), within 140 days after the Closing Date. In no event shall Acquiror use any of the Corporate Names after the Closing in any manner or for any purpose different from the use of such Corporate Names by Elan Companies during the 90-day period immediately preceding the Closing.

         (b) Acquiror shall be entitled to continue to use the existing Labeling and packaging for the Product until such time as Acquiror has prepared and filed with the appropriate regulatory authorities, and such authorities approve, if required, new Labeling that does not contain references to the Corporate Names; provided, however, that, if Acquiror does not prepare within 120 days after the Closing Date final specifications for the revised Labeling and packaging for the Product, including all necessary photo-ready art (or its substantial equivalent) reflecting such modification, the right of Acquiror described in this sentence shall terminate 120 days after the Closing Date. Subject to the terms and conditions herein, Elan Companies hereby grant a non-exclusive right and license to Acquiror to use the Corporate Names on Labeling and packaging for the Product to the extent specified herein.

         (c) "Corporate Names" means the trademark "Elan," the Elan corporate logo, and trade names of the Elan Companies, including the word "Elan" together with variations and derivatives thereof and any other logos, symbols or trademarks, trade names or service marks of the Elan Companies or their respective Affiliates, but excluding the Product Trademarks.

         (d) The Elan Companies retain and shall retain all right, title and interest in and to the Corporate Names. Acquiror expressly acknowledges that the Elan Companies own the Corporate Names, and agrees that it will not attack, dispute or contest the validity of or ownership of the Corporate Names, or any registrations issued or issuing with respect thereto. Acquiror further agrees that all use of the Corporate Names by Acquiror or its Affiliates shall be for the benefit of Elan Companies and the goodwill accrued in connection with its use of the Corporate Names shall accrue to Elan Parent and/or Elan Companies as appropriate. In the event Acquiror acquires any rights relating to the Corporate Names for any reason, Acquiror agrees to assign, at no cost, all such rights, together with any related goodwill, to Elan Parent or Elan Companies as appropriate. Acquiror shall use commercially reasonable efforts not to do any act which should reasonably be expected to endanger, destroy or similarly affect the value of the goodwill pertaining to the Corporate Names and further agrees that it will use commercially reasonable efforts to maintain the same quality of the Product as used by Elan Companies in the operation of the Business as of the Closing for any Product sold under the Corporate Names. Acquiror will at any time execute any documents reasonably required by Elan Companies to confirm Elan Companies' ownership of all such rights in the Corporate Names. Acquiror shall not use in connection with the Product, or allow any of its Affiliates to use in connection with the Product, any other trademark or trade name which is similar to or substantially similar to or so nearly resembles the Corporate Names as to be likely to cause deception or confusion.

         Section 8.08. Product Trademarks. (a) Acquiror shall retain all right, title and interest in and to the Product Trademarks in the Territory, and Elan Companies shall retain all right, title and interest in and to any foreign counterparts to the Product Trademarks outside of the Territory. Each party expressly acknowledges that the other party owns its respective trademarks relating to the Product and agrees that it will not attack, dispute or contest the validity of such other party's ownership of such trademarks, or any registrations issued or issuing with respect thereto. Each party shall use its commercially reasonable efforts not to do any act which should reasonably be expected to endanger, destroy or similarly affect the value of the goodwill pertaining to the other party's trademarks relating to the Product and further agrees that it will use commercially reasonable efforts to maintain the same quality of the Product as used by Elan Companies in the operation of the Business as of the Closing for any Product sold under such trademarks. Each party shall not use in connection with the Product, or allow any of its Affiliates to use in connection with the Product, any other trademark or trade name which is similar to or substantially similar to or so nearly resembles such trademarks as to be likely to cause deception or confusion.

         (b) The parties shall cooperate with each other and use commercially reasonable efforts to protect their respective trademarks used in connection with the Product from infringement by third parties. Without limiting the foregoing, each party shall promptly notify the other party of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to such trademarks. Each party shall reasonably cooperate with the other party in any action taken by the other party to enforce, or defend, its respective rights in such trademarks, at the expense of such other party.

         (c) Acquiror shall be solely responsible for determining the uses of any Internet domain names included within the Product Trademarks in the Territory. Elan Companies shall be solely responsible for determining the uses of any Internet domain names not included in the Product Trademarks and outside the Territory.

         Section 8.09. Regulatory Matters. (a) From and after the transfer by Elan Companies to Acquiror of each Registration pursuant to the terms hereof, Acquiror shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of such Registration, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority,
(ii) taking all actions and conducting all communication with third parties in respect of the Product sold pursuant to such Registration (whether sold before or after transfer of such Registration), including responding to all complaints in respect thereof, including complaints related to tampering or contamination, and (iii) investigating all complaints and adverse drug experiences in respect of the Product sold pursuant to such Registration (whether sold before or after transfer of such Registration).

         (b) Each of the parties shall make its facilities relating to the Product available at reasonable times during normal business hours or as otherwise required by Law for inspection by representatives of applicable Governmental or Regulatory Authorities. Each of the parties shall notify the other party within five days following receipt of any Notice of any FDA or other Governmental or Regulatory Authority inspection, investigation or other inquiry, or other material governmental Notice, involving the sale, manufacture or use of the Product including any Notice that (a) raises any material concern regarding the safety or efficacy, or manufacturing, of any raw materials, active ingredients or the Product; (b) raises any material concern regarding FDA's or any other Governmental or Regulatory Authority's acceptance of any data or information submitted with respect to the Product, requests any additional data or information with respect to the Product, or suggests that requests for additional data or information may be forthcoming; (c) asserts a potential material liability for either party to a third party arising in connection with the Product; (d) asserts suspected or actual Product tampering or contamination or other material problems with respect to the Product, (e) is reasonably likely to lead to a recall or market withdrawal of the Product in any country; or (f) concerns any on-going or potential FDA or other Governmental or Regulatory Authority investigation, inspection, detention, seizure or injunction involving the Product, including the receipt of any warning letter or untitled letter relating to the Product. The parties shall cooperate with each other during any such inspection, investigation or other inquiry. The parties shall discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each party shall give the other party an opportunity to comment upon any proposed response before it is made. Each of the parties shall provide the other party with copies of all correspondence received by it from, or filed by it with, any Governmental or Regulatory Authority to the extent pertaining to the Product and/or its distribution, marketing, sale or promotion.

         (c) Notwithstanding the foregoing or the joint written procedures, the Acquiror shall exclusively have the right to determine regulatory strategies in the Territory, and Elan Companies shall have such exclusive rights outside the Territory.

         Section 8.10. Employee Matters. (a) As of the Closing Date, Acquiror shall offer to employ on an at-will basis each of the sales force employees selected pursuant to the selection procedures set forth on Schedule 8.10 (the "Sales Force Employees") and each Plant employee set forth on Schedule 8.10 (the "Plant Employees" and, together with the Sales Force Employees, the "Business Employees"), in each case at a total cash compensation or hourly rate not less than the total cash compensation or hourly rate then applicable to such employee immediately prior to the Closing; provided, however, that the total cash compensation or hourly rate in effect immediately before the Closing Date for each Business Employee shall not be greater than the total cash compensation or hourly rate set forth on Schedule 6.07 of the Elan Disclosure Schedule with respect to such Business Employee. Each Business Employee who becomes employed by Acquiror is herein referred to as a "Hired Employee". Elan Companies shall reasonably permit representatives of the Acquiror to communicate and meet with each prospective Hired Employee prior to the Closing Date for purposes of recruitment and retention of such Hired Employee and other human resources-related activities in preparation for Acquiror's acquisition of the Business and the Plant, and the Elan Companies shall permit management-level Plant Employees to cooperate with Acquiror on a reasonable basis for such purposes.

         (b) Effective as of the Closing Date, all Hired Employees shall cease participation in all Employee Benefit Plans.

         (c) Effective as of the date of hire by Acquiror (which date of hire of any Hired Employee shall be the Closing Date unless such Hired Employee has requested that such date of hire be a later date not more than two weeks from the Closing Date), Hired Employees or Canadian Sales Force Employees who are participants in the Elan 401(k) Savings Plan or a Canadian equivalent plan (including a registered retirement savings plan) ("Elan's 401(k) Plan") shall cease to be eligible for any future contributions to Elan's 401(k) Plan except with respect to compensation from Elan Companies prior to the Closing Date and as provided under Elan's 401(k) Plan, and shall be entitled to a distribution of their account balances under Elan's 401(k) Plan in accordance with such plan and as permitted by the Code. Hired Employees who receive an eligible rollover distribution (within the meaning of Section 402(f)(2) of the Code, including a direct rollover distribution with the meaning of Section 401(a)(31) of the Code) from Elan's 401(k) Plan shall, subject to the provisions of Section

402 of the Code, be permitted to make a rollover contribution to a defined contribution plan of Acquiror ("Acquiror's Defined Contribution Plan"). Such rollover contribution may not include promissory notes for loans made to Hired Employees under the terms of Elan's 401(k) Plan.

         (d) For purposes of eligibility and vesting, Acquiror shall, with respect to vacation and 401(k) plans or Canadian equivalent plan (including an equivalent registered retirement savings plan) maintained by Acquiror after the Closing Date (if applicable to the Hired Employee or Canadian Sales Force Employee), credit each Hired Employee or Canadian Sales Force Employee with all service credited to the employee under Elan Companies' corresponding plan, policy, program or arrangement applicable to such employee as of the Closing Date; provided, however, that there will be no duplication by Acquiror of any benefits provided by Elan Companies.

         (e) Hired Employees who shall have accepted as of the Closing Date employment with Acquiror shall be eligible to enroll in a health plan determined by the Acquiror as of the Closing Date without (i) any waiting periods, (ii) any evidence of insurability, (iii) application of any pre-existing physical or mental condition restrictions, or (iv) deductibles or co-pays, except to the extent that such waiting periods, evidence of insurability, pre-existing mental or physical condition restrictions, or deductibles or co-pays would apply under EPI's Welfare Plans and be permitted by law. Elan Companies shall retain responsibility for all payment of benefits under its medical benefit plan to Hired Employees for claims incurred prior to the date of hire by Acquiror. Acquiror shall be responsible for claims for medical benefits incurred on or after the date of hire by Acquiror by Hired Employees under Acquiror's medical benefit plan applicable to the Hired Employees. For purposes of the preceding sentences, a claim shall be deemed to have been incurred on the date on which medical or other treatment or service was rendered and not the date of inception of the related illness or injury or the date of submission of a claim related thereto. Acquiror's medical benefit plan shall provide that any medical expenses incurred before the date of hire by Acquiror by a Hired Employee (and his or her dependents) during the calendar year including the date of hire by Acquiror shall be taken into account for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions of the Acquiror's medical benefit plan.

         (f) Acquiror and Elan Companies expressly acknowledge and agree that Acquiror shall be obligated, in respect of any Hired Employee terminated by the Acquiror (i) for any reason on or after the date of hire, to pay all Liabilities, including any liability triggered under any severance plans, programs and agreements of Acquiror relating to Hired Employees under statute or common law ("Acquiror Severance"), any liability relating to the violation of any anti-discrimination law, and any employment compensation or government-mandated benefits relating to the termination of any Hired Employees on or after the date of hire by Acquiror, including under the WARN Act, the Employment Standards Act (Ontario) or the common law and (ii) without cause between and including the date of hire and six months following the Closing Date, to pay all Liabilities that the Elan Companies would have been required to pay under the Elan U.S. Severance Plan had the Elan Companies retained such Hired Employee on or after the Closing Date and terminated such Hired Employee on the date terminated by the Acquiror; provided, however that (i) such Hired Employee was an active employee of the Elan Companies on the date of hire by the Acquiror, (ii) such Hired Employee's employment terminated because of death, retirement, resignation or job abandonment and (iii) such Hired Employee executes a valid waiver and release in substantially the same form as the

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Waiver and Release Agreement (as defined in the Elan U.S. Severance Plan) which remains unrevoked by such Hired Employee for the seven-day revocation period. Nothing in this Section 8.10 shall be construed as limiting the Acquiror's right to terminate any Hired Employee at any time, with or without cause. Elan Companies shall have no liability or obligation with respect to Acquiror Severance for Hired Employees.

         (g) Acquiror shall be responsible for all liabilities, obligations, costs, claims, proceedings and demands, under the WARN Act, the Employment Standards Act (Ontario), the common law or any state or provincial plant closing or notification law, or similar law in other jurisdictions, arising out of, or relating to, any actions taken by Acquiror or its Affiliates on or after the date of hire by Acquiror or arising out of the fact that Acquiror does not offer employment to certain Business Employees.

         (h) .(i) Prior to the end of the one (1) year period following the Closing, ECI shall provide appropriate notice in writing to its Canadian sales force personnel for the Product ("Canadian Sales Force Employees") set forth on
Schedule 8.10(h) regarding the termination of their employment at the end of the one (1) year period. ECI shall provide the Canadian Sales Force Employees with appropriate termination notice or pay in lieu of notice, as required under the provisions of the Employment Standards Act, 2000 and any other notice or pay in lieu of notice as may be required at common law. At the end of the one (1) year period, ECI will provide each member of the sales force personnel with an appropriate record of employment. Elan Parent and its Affiliates remain responsible regarding any and all liability, including liability under the Ontario Employment Standards Act, 2000, the Human Rights Code and at common law arising as a result of the employment of the Canadian sales force personnel with Elan and its Affiliates and/or their termination.

         (ii) At or prior to the end of such one (1) year period, the Acquiror shall offer employment to all the Canadian Sales Force Employees (or such other employees who are ECI's Canadian sales force personnel for the Product at the end of such period), up to a maximum of six (6) such individuals. The Acquiror will offer employment to such persons at such compensation and on such terms as the Acquiror deems appropriate and will provide each such hired person with such benefits, holidays, vacation days, incentive pay and bonus programs as the Acquiror deems appropriate; provided, however, that the total cash compensation offered to such persons shall be no less than the total cash compensation they are receiving from ECI as of the date of termination of their employment by Elan, less any increases in such compensation during the immediately preceding twelve (12) month period that are outside of the Ordinary Course of Business. Elan Parent and its Affiliates will fully cooperate with the Acquiror in its extension of such offers of employment and shall not prevent, discourage or entice, directly or indirectly, any of the Canadian Sales Force Employees to reject such offers of employment.

         Section 8.11. Bulk Transfer Laws. The Acquiror hereby waives compliance by the Elan Companies and their respective Affiliates with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Purchased Assets to the Acquiror. The Elan Companies will defend, indemnify and hold harmless the Acquiror for any Liabilities it suffers as a result of such "bulk transfer laws" or such waiver in accordance with Section 11.02(a).

         Section 8.12. Covenant Not to Compete. (a) For the period from the date hereof until ten (10) years following the Closing Date (the "Applicable Period"), neither Parent nor any of their Subsidiaries, or its or their respective successors or assigns or any of its or their respective agents acting on their behalf, shall engage, license or assist another to engage in the marketing, distribution or sale in the Territory, in the case of Elan Parent and its Subsidiaries, or outside the Territory, in the case of the Acquiror and its Subsidiaries, of any Product or Product Improvement (each, a "Competing Product"). Notwithstanding the foregoing sentence, if either Parent or any of their Subsidiaries signs a definitive agreement with respect to a merger or acquisition by which such Person would acquire rights (other than residual financial rights) in a Competing Product at any time during the Applicable Period, then such Person (or the entity which acquired such Person or into which such Person has merged) shall have 12 months from the closing of such definitive agreement to divest itself of such rights in the Competing Product (unless the other Party agrees in writing that such divestiture is not required) and, during such 12 month period, the manufacture, promotion, marketing and/or sale of such Competing Product shall not be in violation of this Section 8.12. In the case of divestiture under the preceding sentence, such divestiture can occur by either
(x) an outright sale of all rights in Competing Product to a third party, or (y) an out-license to a third party (exclusive as to the applicable Parent and its Subsidiaries, except that the applicable Parent and its Subsidiaries may continue manufacturing the Competing Product for the licensee for a reasonable period of time) of the right to make, have made, use, sell, offer for sale and import such Competing Product; provided, however, that the applicable Parent and its Subsidiaries may only retain residual financial rights to such Competing Product and must not exercise or have the ability to exercise any role or influence in any manner over the performance of any clinical trials with respect to such Competing Product, or the sale, offering for sale or other promotion of such Competing Product.

         (b) In addition, no Elan Company will solicit any Hired Employee of the Acquiror or its Subsidiaries for the purpose of having any such employee terminate his or her employment with the Acquiror or its Subsidiaries for a period of two years following the Closing Date.

         (c) If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, the court is hereby requested and authorized by the parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each of the parties acknowledges, however, that this Section
8.12 has been negotiated by the parties and that the geographical and time limitations on activities, are reasonable in light of the circumstances pertaining to the parties.

         (d) The terms of this Section 8.12 (subject to Section 8.12(f)) shall apply to each Parent's respective Affiliates to the same extent as if they were parties hereto, and each Parent shall take whatever actions are within its control to cause any such other Persons to adhere to the terms of this Section 8.12.

         (e) In the event of any breach or threatened breach by of any provision of this Section 8.12, the other party shall be entitled to injunctive or other equitable relief restraining such party from competing or soliciting in violation of this Section. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

         (f) For the avoidance of doubt, if any Person acquires Control of either Parent, whether by stock purchase, merger or other transaction, no provision of this Section 8.12 shall apply to such acquiror and its Affiliates other than such Parent and its Subsidiaries but this Section 8.12 shall continue to apply to such Parent and its Subsidiaries; provided that such Parent and its Subsidiaries may transfer drug delivery technologies or any other assets to such acquiror even if such acquiror uses such assets in a Competing Product, so long as the drug delivery technologies or other assets transferred by such Parent and its Subsidiaries do not themselves comprise a Competing Product.

         Section 8.13. Oversight Committee. (a) Promptly after the Closing Date, the parties shall form an oversight committee for the Product (the "Oversight Committee"). The principal purpose of the Oversight Committee shall be to: (i) create a forum enabling the parties to review and exchange information with respect to Phase I through IV clinical trial strategies and activities inside and outside of the Territory; (ii) review and share results and data that may be obtained in clinical trials sponsored by either party; (iii) review their respective development strategies and protocols for ongoing and anticipated clinical studies; (iv) monitor each other's regulatory strategies and activities for the Product and create standard operating procedures regarding regulatory compliance for the Product; (v) review each other's public data and reports arising from and generated in connection with the commercialization of the Product; (vi) review and coordinate the activities of each party in relation to the manufacture and supply of key chemical components and the Product; (vii) coordinate marketing activities with respect to the Product inside and outside the Territory; (viii) keep each other informed of any issues or events which impact or relate to the Product; (ix) provide a forum for resolving strategic differences between the parties; and (x) have such other responsibilities as may be mutually agreed upon by the parties from time to time.

         (b) In no event shall either party have any obligation to participate in any clinical trial initiatives of the other party, or to modify clinical trial initiatives in response to the other party, and any sharing of costs for, or dedication of personnel to, any joint efforts shall require the unanimous written approval of all members of the Oversight Committee, and any proposal resulting from joint action made by either party that would result in costs incurred by the other party shall be subject to prior written approval of all members appointed by either party to the Oversight Committee.

         (c) The Oversight Committee shall be composed of four persons, with each party being entitled to designate two individuals. The initial members shall be designated by each party in writing promptly following execution of this Agreement. Each party may change its designated members at any time upon advance written notice to the other party. The Oversight Committee shall be chaired by a representative of the Elan Companies during the twelve months following the Closing Date and in each year thereafter the chairmanship shall alternate between one of the Acquiror's representatives and one of the Elan Companies' representatives.

         (d) The Oversight Committee shall meet as soon as practicable after the Closing Date and upon either party's reasonable request thereafter, but in any event at least twice per year. Unless otherwise agreed, all meetings shall be conducted in the United States and shall alternate between the business offices of each of the parties or, if mutually agreed, shall be conducted by teleconference or video conference. Minutes for all such meetings shall be prepared by a designated representative of one of the parties and shall be subject to review and approval by the other party. All such minutes and any other information presented or exchanged at such meetings shall be maintained as Confidential Information of the disclosing party in accordance with the provisions of Section 8.06 of this Agreement. Subject to the terms and conditions of this Section 8.13, decisions of the Oversight Committee shall be made by a unanimous vote of a quorum of its members. A quorum shall require at least one representative of each party. Each party shall bear the costs and expenses of its designated members that are incurred in connection with the Oversight Committee meetings.

         Section 8.14. Medical Inquiries and Complaints. The parties will negotiate in good faith to jointly develop written procedures for the administration of, and response to, medical inquiries or complaints concerning the Product by consumers, physicians, pharmacists and other health care professionals, as soon as practicable, but such written procedures shall be in place no later than 30 days after the Closing Date. Each party shall use commercially reasonably efforts to comply with the provisions thereof with respect to the Product. Notwithstanding the foregoing or the joint written procedures, the Acquiror shall exclusively have the right to determine how to respond to medical inquiries and complaints in the Territory and Elan Companies shall have such exclusive right outside the Territory.

         Section 8.15. Insurance. (a) From the date of this Agreement until the Closing Date, the Elan Companies shall keep the Plant adequately insured at all times by financially sound and reputable insurers and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.

         (b) For so long as each party distributes any Product in or outside of the Territory and for five years thereafter, such party shall maintain at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amounts and with deductibles that are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities in the relevant country. Such product liability insurance or self-insured arrangements shall insure against all liability, including without limitation personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of the Product. Each party shall provide written proof of the existence of such insurance to the other party upon request.

         Section 8.16. Further Assurances. (a) On and after the Closing Date, the Elan Companies shall from time to time, at the request of the Acquiror, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as the Acquiror may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in the Acquiror good and marketable title to the Purchased Assets (including assistance in the collection or reduction to possession of any of the Purchased Assets).

         (b) On and after the Closing Date, the Acquiror shall from time to time, at the request of the Elan Companies, take such actions as the Elan Companies may reasonably request, in order to more effectively consummate the transactions contemplated hereby, including the Acquiror's assumption of the Assumed Liabilities.

         Section 8.17. No Solicitation. From and after the date hereof and up to and including the Termination Date without the prior written consent of the Acquiror, no Elan Company will authorize or permit any representative or employee of any Elan Company to (i) directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, (ii) engage in any discussion or negotiations relating thereto or (iii) accept any Acquisition Proposal. If any Elan Company receives any such inquiries, offers or proposals it shall promptly notify the Acquiror orally and in writing of such event. As used herein, "Acquisition Proposal" means any proposal or offer (other than pursuant to this Agreement) to acquire in any manner an ownership interest in any part of the Business, Product or Plant.

         Section 8.18. Incentive Compensation. Any bonus or other incentive compensation due any employee or consultant of the Business as of the Closing Date, as a result of the transactions contemplated hereby or otherwise, shall be paid by the applicable Elan Company to such Persons immediately prior to the Closing Date.

         Section 8.19. Expenses. Except as otherwise provided herein, the Elan Companies shall pay all of the legal, accounting, finders and bankers fees and other expenses incurred by any Elan Company in connection with the transactions contemplated hereby, and the Acquiror shall pay all of the legal, accounting, finders and bankers fees and other expenses incurred by the Acquiror in connection with the transactions contemplated hereby.

         Section 8.20. HSR Act Filing. (a) The Acquiror and the Elan Companies shall each: (i) take promptly all actions necessary to make the filing required of such party or any of its Affiliates under the HSR Act and Irish Mergers Act within five Business Days after the date hereof, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by such party or any of its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and from equivalent Irish Governmental or Regulatory Authorities pursuant to the Irish Mergers Act and (iii) cooperate with the other parties in connection with any filing under the HSR Act and Irish Mergers Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated under this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general or any equivalent Irish Governmental or Regulatory Authority. Each of the Elan Companies, on one hand, and the Acquiror, on the other hand, shall be responsible for its own legal fees for preparing its portion of the HSR Act and Irish Mergers Act filings.

         (b) In furtherance and not in limitation of the other covenants of the parties contained herein, each party shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the consummation of the transactions contemplated hereby under any antitrust Law. If any administrative, judicial or legislative Action or Proceeding is instituted (or threatened to be instituted) challenging the sale and purchase of any of the Purchased Assets or any other transaction as violative of any antitrust Law, each party shall cooperate and use commercially reasonable efforts vigorously to contest and resist any such Action or Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order that is in effect and that restricts, prevents or prohibits consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated under this Agreement.

         (c) Each party shall promptly inform the other parties of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental or Regulatory Authority regarding any of the transactions contemplated under this Agreement. Each party shall advise the other parties promptly of any understandings, undertakings or agreements that such party proposes to make or enter into with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental or Regulatory Authority in connection with the transactions contemplated under this Agreement.

         Section 8.21. Indiana Disclosure Document. Prior to the Closing Date, the Elan Companies agree to undertake all activities necessary to comply with Indiana's Responsible Property Transfer Law, Ind. Code 13-25-3-1, and the regulations promulgated thereunder, including the delivery by the Elan Companies to the Acquiror at least seven days prior to the Closing Date, unless otherwise agreed to in writing by Acquiror, of a disclosure document that is in the form set forth in Section 7 of the Indiana Responsible Property Transfer Law, Ind. Code 13-25-3-7, and which provides the information elicited on such form (hereinafter, the "Indiana Disclosure Document"). The Elan Companies shall assume sole responsibility, including all costs and expenses related thereto, for (i) recording the Indiana Disclosure Document in the office of the county recorder of the county in which the Plant is located and (ii) filing a copy of the Indiana Disclosure Document with the Indiana Department of Environmental Management. The Elan Companies shall provide Acquiror with proof of such recording and filing.

         Section 8.22. Rights In Japan. If and when the Pre-Conditions of Transfer are satisfied, the Elan Companies covenant that they and their Affiliates shall transfer to the Acquiror their entire right, title and interest in and to, and their rights to make, have made, sell, offer to sell, use, and import, the Product, Current Product Improvement or Product Improvement in Japan (the "Japanese Rights"). The Acquiror acknowledges and covenants that (i) any transfer is and shall be on an "as is" basis; (ii) the Elan Companies make no representations and warranties of any kind with respect to any transfer arising out this Section 8.22; (iii) the Acquiror, in the event the Pre-Conditions of Transfer are met and the transfer of the Japanese Rights occurs, shall bear, and shall hold the Elan Companies and their Affiliates harmless for, any costs and expenses arising out of the Acquiror's obtaining the equivalent of Product Registrations in Japan for the use, manufacture, marketing, selling, distribution or commercialization of the Product, Current Product Improvement or Product Improvement in Japan; and (iv) the failure of the parties to consummate the transfer shall not be a basis for reduction of the Purchase Price or create any right of the Acquiror to seek damages, offset any amounts against the Purchase Price or seek any indemnification under the provisions of Article

XI. Any transfer shall be effectuated and documented by the execution of written agreements customary for such transfers, provided, however, that such documentation shall among other provisions contain intellectual property and non-compete provisions consistent with this Agreement and shall not contain provisions inconsistent with the requirements of this Section 8.22. The term "Pre-Conditions of Transfer" shall mean that the Elan Companies have the authority to undertake the transfer of rights, title and interest contemplated by this Section 8.22 without breaching any contractual obligation to a Third Party existing as of the date hereof (provided that the Elan Companies and their Affiliates shall exercise commercially reasonable efforts to promptly satisfy the Pre-Conditions of Transfer) and that such transfer can be undertaken without the Elan Companies or their Affiliates incurring a material and adverse financial cost unless the Acquiror undertakes to, and promptly does, reimburse such cost. In the event the Pre-Conditions of Transfer are satisfied or can be satisfied by such date, the Elan Companies and the Acquiror covenant to complete and close any transfer within ninety (90) days after the Closing Date; provided that if such closing shall not have occurred within such period, either party shall have the option to extend this period for four successive 90-day periods, and in any event during such periods or thereafter the Elan Companies and their Affiliates shall not transfer the Japanese Rights to any other Person.

         Section 8.23. Construction of Certain Provisions. To the extent that any provision of any Related Agreement is inconsistent with any provision of Sections 8.05, 8.06 or 8.09, such provision of such Related Agreement shall govern and shall supersede such provision of Section 8.05, 8.06 or 8.09, as the case may be, to the extent so inconsistent.

                                   ARTICLE IX

                    CONDITIONS TO THE OBLIGATIONS OF THE ELAN
                            COMPANIES FOR THE CLOSING

         The obligation of the Elan Companies to effect the Closing is subject to the satisfaction (or waiver by the Elan Companies), at or before the Closing, of each of the following conditions:

         Section 9.01. Representations, Warranties and Covenants. All representations and warranties of the Acquiror contained in this Agreement or any Related Agreement (i) which are not qualified by materiality and/or Acquiror Adverse Effect shall be true and correct in all material respects and (ii) which are qualified by materiality and/or Acquiror Adverse Effect shall be true in all respects, in each case on and as of the Closing Date as though given on and as of such date, (excluding for such purpose any representations and warranties that are by their terms given only as of a specific date,) and the Acquiror shall have performed in all material respects all agreements and covenants required by this Agreement or any Related Agreements to be performed by it prior to or on the Closing Date, and the Elan Companies shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Acquiror.

         Section 9.02. No Actions or Proceedings. No Orders prohibiting the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated. No Law shall have been enacted, entered, promulgated or enforced by any Governmental or

Regulatory Authority that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale. The parties shall have received any clearance that may be required under the HSR Act and the Irish Mergers Act.

         Section 9.03. Consents. All Elan Governmental Consents set forth on Schedules 6.03(a) and the Acquiror Governmental Consents set forth on Schedule
7.03 shall have been obtained or made, as the case may be.

         Section 9.04. Elan Shareholder Approval. Elan Parent's shareholders shall have approved the proposal to approve the transactions contemplated by this Agreement and the Related Agreements at the Elan Shareholders Meeting.

                                    ARTICLE X

                  CONDITIONS TO THE OBLIGATIONS OF THE ACQUIROR
                                 FOR THE CLOSING

         The obligation of the Acquiror to effect the Closing is subject to the satisfaction (or waiver by the Acquiror), at or before the Closing, of each of the following conditions:

         Section 10.01. Representations, Warranties and Covenants. All representations and warranties of the Elan Companies contained in this Agreement (other than those set forth in Section 6.09 and 6.20 and any other representations and warranties as they relate to the Plant Assets or Plant Employees) or any Related Agreement (i) which are not qualified by materiality and/or Adverse Effect shall be true and correct in all material respects and
(ii) which are qualified by materiality and/or Adverse Effect shall be true in all respects, in each case on and as of the Closing Date as though given on and as of such date (excluding for such purpose any representations and warranties that are by their terms given only as of a specific date), and the Elan Companies shall have performed in all material respects all agreements and covenants required by this Agreement or any Related Agreement to be performed by them prior to or on the Closing Date, and the Acquiror shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Elan Company.

         Section 10.02. No Actions or Proceedings. No Orders prohibiting the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated. No Law shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale. The parties shall have received any clearance that may be required under the HSR Act and the Irish Mergers Act.

         Section 10.03. Consents. All Elan Governmental Consents and Elan Third Party Consents set forth on Schedules 6.03(a) and (b) and Acquiror Governmental Consents set forth on Schedule 7.03 shall have been obtained or made, as the case may be, and, in the case of Elan Third-

Party Consents set forth on Schedule 2.02, shall be at specified royalty rates no less favorable than the rates paid by the Elan Companies and reasonably satisfactory to on the other terms substantially similar to the current agreements with the Elan Companies and the Acquiror.

         Section 10.04. No Adverse Effect. Subsequent to the date hereof, no Adverse Effect shall have occurred.

         Section 10.05. Audited Financial Statements. The Acquiror shall have received the audited financial statements and information referred to in Section 8.03(d) hereof.

         Section 10.06. Elan Shareholders Meeting. Elan Parent's shareholders shall have approved the proposal to approve the transactions contemplated by this Agreement and the Related Agreements at the Elan Shareholders Meeting.

                                   ARTICLE XI

                                 INDEMNIFICATION

         Section 11.01. Survival of Representations, Warranties, Covenants, Etc. The representations, warranties, covenants and agreements of the Elan Companies or the Acquiror contained in this Agreement and the Related Agreements (other than the Supply Agreement) shall survive the Closing Date and remain in full force and effect thereafter until December 31, 2003 (the "Expiration Date"). Notwithstanding the foregoing, however:

         (a) any claim with respect to a breach of Section 6.09 shall not expire until December 31, 2004;

         (b) any claim with respect to a breach of a representation or warranty relating to title to the Product Intellectual Property, Product Registrations and the Plant shall not expire until December 31, 2005; and

         (c) any claim based upon a breach of a covenant or an agreement contained in this Agreement or any Related Agreement to be performed after the Closing Date (except the Supply Agreements) which shall not expire and shall continue in perpetuity.

         So long as an Indemnified Party gives an Indemnification Claim Notice for a claim on or before the Expiration Date or the applicable date set forth in
Section 11.01(a)-(c), such Indemnified Party shall be entitled to pursue its rights to indemnification. Indemnification pursuant to Section 11.02 shall be the exclusive contract right and remedy for damages of the Indemnified Parties for any losses arising under this Agreement or Related Agreements based upon breach of representation or warranty or upon a claim under Section 11.02(a)(iii) hereof.

         Section 11.02. Indemnification.

         (a) By the Elan Companies. Subject to Sections 11.01 and 11.03, from and after the Closing, the Elan Companies shall jointly and severally indemnify, reimburse, defend and hold harmless the Acquiror, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, damages, including natural resource damages, fines, penalties, judgments, lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys and other professionals, including third-party consultants and, to the extent allowable at Law, medical monitoring costs and expenses) of every kind and nature incurred (collectively, the "Damages") arising out of, resulting from or incident to (i) any breach of a representation, warranty, covenant or agreement of an Elan Company made in this Agreement or the Related Agreements (except Section 6.09), (ii) any Excluded Liabilities (except Environmental Damages), and (iii) any Damages arising under any Environmental Law ("Environmental Damages") based on any of the following occurring on or prior to the Closing Date: (A) the presence, Release or threatened Release of Hazardous Materials at, from, in, to, on or under any Site; (B) any violation of an Environmental Law in connection with the Product, the Purchased Assets or the operation of the Plant; (C) the transportation, treatment, storage, or disposal of Hazardous Materials by or on behalf of the Elan Companies, any predecessors or affiliates of the Elan Companies or any entities previously owned by the Elan Companies in connection with the Product, the Purchased Assets or the operations of the Plant; (D) a breach of a representation or warranty in Section 6.09; or (E) the items listed on Schedule 11.02(a)(iii)(E), in each case to the extent incurred for actions (conducted in a commercially reasonable manner) required by applicable Environmental Laws for the existing use of the property or asset involved and based on a claim (including a notice of violation) asserted by a third party, including a Governmental or Regulatory Authority, and only to the extent any Environmental Damages are not attributable to the acts or omissions of an Indemnified Party, including without limitation, the conduct of any soil, surface water or groundwater investigation not required to be undertaken by applicable Environmental Laws; provided, that indemnification under this Section 11.02(a)(iii) for Environmental Damages shall be the exclusive remedy available to any Indemnified Party and all other statutory or other rights to recover any Environmental Damages shall hereby be waived. The requirement for a third-party claim shall not apply to actions required under applicable Environmental Laws to cure any non-compliance for the items on Schedule 11.02(a)(iii)(E). After the Closing Date, the Acquiror shall have the right to control the conduct of such actions relating to such matters set forth on Schedule 11.02(a)(iii)(E) to the extent permitted by Law, including negotiation with governmental regulators, subject to prior approval by the Elan Companies (which approval shall not be unreasonably withheld); any expenses incurred by Acquiror with respect to such actions for which indemnification will be sought shall be subject to the prior approval of the Elan Companies, which approval shall not be unreasonably withheld or delayed, except to the extent that the Acquiror is required to take immediate action pursuant to applicable Environmental Laws by a Governmental or Regulatory Authority.

         (b) By the Acquiror. Subject to Sections 11.01 and 11.03, from and after the Closing, the Acquiror shall indemnify, defend and hold harmless each Elan Company, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of a representation, warranty, covenant or agreement of the Acquiror made in this Agreement or the Related Agreements, (ii) the use by the Acquiror and its Affiliates of the Marketing Materials or (iii) any Assumed Liabilities.

         (c) Procedure for Claims. The indemnified party shall give the indemnifying party prompt written notice (an "Indemnification Claim Notice") of any Damages or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 11.02(a) or Section 11.02(b). Failure to give any such notice shall not constitute a waiver of any right to indemnification or reduce in any way the indemnification available hereunder, except to the extent such failure to notify directly increases the amount to be indemnified hereunder. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents (collectively, the "Indemnitees" and each an "Indemnitee") shall be made solely by such party to this Agreement (the "Indemnified Party").

         (d) Third Party Claims. The obligations of an indemnifying party under this Section 11.02 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Section 11.02(a) or
Section 11.02(b) (a "Third Party Claim") shall be governed by and be contingent upon the following additional terms and conditions:

         (i) At its option, the indemnifying party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying party shall not be construed as an acknowledgment that the indemnifying party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying party of any defenses it may assert against any Indemnitee's claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying party, provided that in the event that a conflict of interest arises between the indemnifying party and its Indemnified Party such that such legal counsel cannot represent both the indemnifying party and the Indemnified Party, the Indemnitee may retain its own legal counsel at the expense of the indemnifying party and the indemnifying party and its counsel shall cooperate with the Indemnified Party and its counsel, as may be reasonably requested. In the event the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Except as set forth above, should the indemnifying party assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

         (ii) Without limiting Section 11.02(d)(i), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee's own expense, except as described above, unless (A) the employment thereof has been specifically authorized by the indemnifying party in writing, or (B) the indemnifying party has failed to assume the defense and employ counsel in accordance with Section 11.02(d)(i) (in which case the Indemnified Party shall control the defense).

         (iii) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee's or the Indemnified Party's becoming subject to injunctive or other relief or otherwise adversely affect the business or reputation of the Indemnitee or the Indemnified Party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that, as a result of or in connection with any such settlement each Indemnitee or Indemnified Party shall receive a full release with respect to such claim. With respect to all other Damages in connection with Third Party Claims, where the indemnifying party has assumed the defense of the Third Party Claim in accordance with Section 11.02(d)(i), the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying party shall not be liable for any settlement or other disposition of Damages by an Indemnitee or Indemnified Party that is reached without the written consent of the indemnifying party. Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, no Indemnitee or Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying party.

         (iv) Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnified Party and each indemnifying party shall, and shall cause each other Indemnitee or Affiliate of any such indemnifying party, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying party or Indemnified Party, as applicable, to, and reasonable retention by each such Person of, records and information that are reasonably relevant to such Third Party Claim, and making each such Person and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse each such Person for all its reasonable out-of-pocket expenses in connection therewith.

         (e) Effect of Investigation or Knowledge. Any claim by the Acquiror or its Affiliates or any of their respective directors, officers, employees or agents for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Acquiror, nor shall such a claim be adversely affected by the Acquiror's Knowledge on or before the Closing Date of any breach of the type specified in this Section 11.02 or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

         Section 11.03. Limitations. (a) In no event shall the Elan Companies or the Acquiror be liable for any Damages pursuant to a claim based upon a representation or warranty and pursuant to Section 11.02(a)(i) or 11.02(b)(i) or for Environmental Damages pursuant to Section 11.02(a)(iii), as applicable, unless and until (i) the individual claim giving rise to any Damages exceeds $25,000, in which case the Elan Companies or the Acquiror, as applicable, shall be liable for all Damages arising from such claim, (ii) except for claims pursuant to Section 11.02(a)(iii)(E), the aggregate amount of all such Damages exceeds $2.5 million, in which case the Elan Companies or the Acquiror, as applicable, shall be liable for all such Damages only in excess of such amount, and then (iii) not for any amount in excess of $75 million for all claims made under such Sections 11.02(a)(i) or 11.02(b)(i) and for all claims made under
Section 11.02(a)(iii) except claims made under Section 11.02(a)(iii)(E), as applicable, in the aggregate.

         (b) The amount of any Damages recoverable by a party under Section
11.02 shall be reduced by (i) the amount of any actual Tax benefits received by the Indemnified Party within three years from the Closing Date that result from the Liability that gave rise to such indemnity and (ii) the amount of any insurance proceeds paid to the indemnified party relating to such claim.

         (c) THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES.

                                   ARTICLE XII

                           TERMINATION AND ABANDONMENT

         Section 12.01. Methods of Termination. Prior to the Closing, the transactions contemplated herein may be terminated and/or abandoned at any time:

         (a) by mutual written agreement of the Elan Companies and the Acquiror;

         (b) by the Elan Companies if the Closing shall not have occurred by December 15, 2002 (the "Termination Date"); provided, that the right to terminate the Agreement pursuant to this Section 12.01(b) shall not be available to the Elan Companies, if their failure to perform in all material respects any of their obligations under this Agreement or any Related Agreement results in the failure of the Closing to occur by such time;

         (c) by the Acquiror if the Closing shall not have occurred by the Termination Date; provided, that the right to terminate the Agreement pursuant to this Section 12.01(c) shall not be available to the Acquiror if its failure to perform in all material respects any of its obligations under this Agreement or any Related Agreement results in the failure of the

     Closing to occur by such time; provided, further, that if the sole reason that the Closing has not occurred by the Termination Date is that the Elan Companies have failed to obtain all Elan Third Party Consents, then the Elan Companies may, by written notice to Acquiror, request extension of such termination date one or more times but in no event may Elan Companies extend this termination date beyond January 31, 2003;

         (d) by either the Elan Companies or the Acquiror if there shall be in effect any Law that prohibits the Closing or if the Closing would violate any non-appealable Order;

         (e) by either the Elan Companies or the Acquiror if the other party has breached any material obligation hereunder that remains uncured for a period of 30 days, unless such breach is not capable of cure, in which event the non-breaching party may terminate immediately;

         (f) by the Elan Companies, for any breach by the Acquiror of Section 7.07; or

         (g) by either the Elan Companies or the Acquiror if the shareholders of Elan Parent shall not have rejected the proposal to the transactions contemplated by this Agreement and the Related Agreements by January 31, 2003 at the Elan Shareholder Meeting; or

         (h) by the Acquiror if there is any material breach by the Elan Companies of the obligations set forth in Section 8.17 or if the Elan Parent board of directors withdraws its recommendation of this Agreement or the transactions contemplated hereby or by the Related Agreements.

         Section 12.02. Procedure upon Termination. In the event of termination and abandonment under Section 12.01, written notice thereof shall forthwith be given to the other party, and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by the parties hereto. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

         (a) each party, if requested, will redeliver all documents, work papers and other material of the other party and its Affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

         (b) no party hereto and none of their respective directors, officers, stockholders, Affiliates or Controlling Persons shall have any further liability or obligation to any other party to this Agreement, except that
     (i) nothing in this Section 12.02 shall prejudice any rights, claims, or causes of action that may have accrued hereunder or with respect hereto prior to the date of such termination, including for breach of this Agreement (whether based upon the termination or otherwise) and (ii) the provisions of Article XIII shall survive any termination of this Agreement.

         Section 12.03. Specific Performance. The parties acknowledge that the transactions contemplated hereby are unique and specifically identifiable. Accordingly, the parties further agree and stipulate that, if the Closing does not occur because of the willful failure of the Elan Companies, on the one hand, or the Acquiror, on the other hand, to perform their respective obligations hereunder, (a) monetary damages and any other remedy at law will not be adequate, (b) the non-defaulting party shall be entitled to specific performance as the remedy for such breach, (c) each party agrees to waive any objection to the remedy of specific performance, (d) each party agrees that the granting of specific performance by any court will not be deemed to be harsh or oppressive to the party who is ordered specifically to perform its obligations under this Agreement and (e) in connection with any action for specific performance, the prevailing party shall be entitled to reasonable attorneys' fees and other costs of prosecuting or defending such action.

         Section 12.04. Other Remedies. The right to seek specific performance hereunder shall not preclude any party to seek any other remedy at law or in equity.

         Section 12.05. Effect of Certain Terminations. In the event that (1) this Agreement is terminated by (i) the Elan Companies pursuant to Section 12.01(b), (ii) the Acquiror pursuant to Section 12.01(e), or (iii) either the Elan Companies or the Acquiror pursuant to Section 12.01(g) or (h) and (2) the Elan Companies or their Affiliates shall have entered into a definitive agreement regarding a transaction with a party unaffiliated with the Acquiror involving a sale of the Business (whether alone or together with other assets of the Elan Companies) within 12 months of the date of termination of this Agreement, then the Elan Companies shall, as a condition to the consummation of such transaction contemplated by Section 12.05(2), pay Acquiror or its designee a fee equal to $18 million (the "Termination Fee"), payable by wire transfer of immediately available funds in United States dollars.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         Section 13.01. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the parties at the following addresses or facsimile numbers:

         If to the Acquiror to:

               Enzon, Inc.
               685 Routes 202/206
               Bridgewater, NJ
               Facsimile:  (908) 541-8838
               Attention:  CEO

         With copies to:

               Enzon, Inc.
               685 Routes 202/206
               Bridgewater, NJ
               Facsimile:  (908) 541-8838
               Attention:  General Counsel

         If to the Elan Companies to:

               Elan Corporation, plc
               Lincoln House
               Lincoln Place
               Dublin 2, Ireland
               Facsimile:  (353-1) 709-4124
               Attention:  Colin Sainsbury

         With copies to:

               Elan Pharmaceuticals, Inc.
               7475 Lusk Boulevard
               San Diego, CA 92121
               Facsimile:  (858) 457-7807
               Attention:  Vice President, Legal Affairs

               Cahill Gordon & Reindel
               80 Pine Street
               New York, NY  10005
               Facsimile:  (212) 269-5420
               Attention:  William M. Hartnett, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (ii) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (ii) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto in accordance with the terms of this Section.

         Section 13.02. Entire Agreement. This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof, except the Confidentiality Agreement, which shall remain in effect until the Closing, at which time it will expire.

         Section 13.03. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not in the alternative.

         Section 13.04. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each party hereto.

         Section 13.05. Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except as achieved through the indemnification clause set forth in Section 11.02.

         Section 13.06. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except that an indemnified party under Article XI may assign any of its rights, benefits or obligations hereunder, by operation of law or otherwise, (a) to any of its Affiliates, provided such indemnified party continues to be responsible for all of its obligations hereunder, or (b) to a Person that (i) purchases all or substantially all of the assets being conveyed hereunder or (ii) merges with Acquiror or the indemnified party or (c) to the lenders of Acquiror and its successors or assigns. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

         Section 13.07. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         Section 13.08. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to the terms of such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.

         Section 13.09. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

         Section 13.10. Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

         Section 13.11. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile copy shall be a sufficient proof of signature, without it being necessary to produce the original copy.

         Section 13.12. Schedules, Exhibits and Other Agreements. The Exhibits, Schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. Any disclosure that is made in any of the Schedules or certificates delivered pursuant to this Agreement shall be deemed responsive only as to the section as to which it expressly modifies as indicated on the relevant Schedule.





                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto all as of the date first above written.


                                     ELAN CORPORATION, PLC


                                     By: /s/ KEVIN INSLEY
                                         ---------------------------------------
                                         Name: Kevin Insley
                                         Title: Authorised Signatory


                                     ELAN PHARMACEUTICALS, INC.


                                     By: /s/ LISABETH F. MURPHY
                                         ---------------------------------------
                                         Name: Lisabeth F. Murphy
                                         Title: Vice President and Secretary


                                     ELAN OPERATIONS, INC.


                                     By: /s/ PAUL V. BREEN
                                         ---------------------------------------
                                         Name: Paul V. Breen
                                         Title: President and CEO


                                     ELAN CANADA, INC.


                                     By: /s/ LISABETH F. MURPHY
                                         ---------------------------------------
                                         Name: Lisabeth F. Murphy
                                         Title: Secretary



                                     ENZON, INC.


                                     By: /s/ ARTHUR HIGGINS
                                         ---------------------------------------
                                         Name: Arthur Higgins
                                         Title: Chairman and CEO